UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934
(Amendment No. 1)

Filed by the Registrant ☒
Filed by a Party other than the Registrant ☐
Check the appropriate box:
☒	Preliminary proxy statement
☐	Confidential, for use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to §240.14a-12

NATUS MEDICAL INCORPORATED
(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

Payment of Filing Fee (Check the appropriate box):
☒	No fee required.
☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
	(1)	Title of each class of securities to which transaction applies:

	(2)	Aggregate number of securities to which transaction applies:

	(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

	(4)	Proposed maximum aggregate value of transaction:

	(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.
☐
Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

	(1)	Amount Previously Paid:

	(2)	Form, Schedule or Registration Statement No.:

	(3)	Filing Party:

	(4)	Date Filed:

EXPLANATORY NOTE
Natus Medical Incorporated (the “Company”) is filing this amendment no. 1 (“Amendment No. 1”) to its preliminary proxy statement related to its 2018 Annual Meeting of Stockholders solely to include the proxy card to be used by the Company.  Other than the addition of the proxy card, the content of the preliminary proxy statement filed by the Company with the Securities and Exchange Commission on May 2, 2018 and Amendment No. 1 is the same.

Natus Medical Incorporated
6701 Koll Center Parkway Suite 120
Pleasanton, CA 94566
www.natus.com
(925) 223-6700

Preliminary Proxy Statement - Subject to Completion

NOTICE OF 2018 ANNUAL MEETING OF STOCKHOLDERS

TO OUR STOCKHOLDERS:

The 2018 Annual Meeting of Stockholders of Natus Medical Incorporated will be held on [ ], 2018, at [ ], Eastern Time, at [ ], for the following purposes:

1.	To elect two directors to serve for a term of three years;

2.	To ratify the appointment of KPMG LLP as our independent registered public accounting firm for the year ending December 31, 2018;

3.	Advisory approval of the Company’s named executive officer compensation;

4.
Act upon a stockholder proposal submitted by Voce Catalyst Partners LP (together with its affiliates and related parties, “Voce”) to repeal certain provisions or amendments to the amended and restated by-laws of the company adopted without stockholder approval after March 22, 2018 and up to and including the date of the Annual Meeting (the “Voce bylaw proposal”), if properly introduced at the Annual Meeting; and

5.	Transaction of such other business as may properly come before the Annual Meeting or any adjournment thereof.

The foregoing items of business are more fully described in the Proxy Statement accompanying this Notice. Stockholders who owned shares of our stock at the close of business on [____], 2018, are entitled to attend and vote at the Annual Meeting. A complete list of these stockholders will be available during normal business hours for ten days prior to the Annual Meeting at [ ]. A stockholder may examine the list for any legally valid purpose related to the Annual Meeting. The list will also be available during the Annual Meeting for inspection by any stockholder present at the Annual Meeting.
It is extremely important that your shares are represented and vote. Whether or not you plan to attend the Annual Meeting, please vote as soon as possible. If your shares are held in street name by a broker, trustee or other nominee and you do not instruct this nominee how to vote your shares, your shares will not be voted on any matter other than approval of the appointment of our independent accountants.
Please note that Voce has stated its intention to (1) propose two alternate director nominees for election at the Annual Meeting in opposition to the nominees recommended by your Board of Directors, (2) propose the removal of the Chairman of your Board of Directors, Robert A. Gunst and (3) seek the election of a director candidate to fill the vacancy caused by Mr. Gunst’s removal. You may receive solicitation materials from Voce, including proxy statements and proxy cards. We are not responsible for the accuracy of any information provided by or relating to Voce or its nominees contained in solicitation materials filed or disseminated by or on behalf of Voce or any other statements Voce or its representatives may make.
Your Board of Directors unanimously recommends a vote “FOR” both nominees proposed by your Board of Directors on the enclosed WHITE proxy card. Your Board of Directors does NOT endorse any Voce nominee or any of the Voce proposals and strongly urges you to DISCARD all proxy cards or other materials sent to you by Voce. If you have previously submitted a proxy card sent to you by Voce, you can revoke that proxy by signing and dating the enclosed WHITE proxy card and returning it in the postage-paid envelope provided or by voting via the Internet or by telephone by following the instructions provided on the enclosed WHITE proxy card. Only your last-dated proxy will count, and the proxy may be revoked at any time prior to its exercise at the Annual Meeting as described in the accompanying Proxy Statement. Stockholders who have questions or would like additional information should contact Natus’s proxy solicitor, Morrow Sodali, toll-free at (800) 662−5200 or by e-mail at BABY@morrowsodali.com.

YOUR VOTE IS IMPORTANT
PLEASE SUBMIT YOUR PROXY AS PROMPTLY AS POSSIBLE BY FOLLOWING THE INSTRUCTIONS ON THE ENCLOSED WHITE PROXY CARD

For the Board of Directors of
Natus Medical Incorporated

JAMES B. HAWKINS
Chief Executive Officer
Pleasanton, California
[ ], 2018

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON [ ], 2018

The proxy materials, including this Notice, the accompanying Proxy Statement and our annual report are available at the Investor Relations pages of our website at http://www.natus.com.

If you have any questions or require assistance with voting your shares, please contact our proxy solicitor using the information set forth below:
Morrow Sodali LLC
509 Madison Avenue, Suite 1608
New York, NY 10022
Call Toll-Free 1-800-662-5200
BABY@morrowsodali.com

YOUR VOTE IS IMPORTANT
PLEASE SUBMIT YOUR PROXY AS PROMPTLY AS POSSIBLE BY FOLLOWING THE INSTRUCTIONS ON THE ENCLOSED WHITE PROXY CARD

PROXY STATEMENT

Notice of Annual Meeting of Stockholders	i
Questions and Answers about the Proxy Materials and the Annual Meeting	1
Background to the Solicitation	7
Proposal No. 1 - Election of Directors	10
Proposal No. 2 - Ratification of Appointment of Independent Registered Public Accounting Firm	13
Proposal No. 3 - Advisory approval of the Company’s Named Executive Officer compensation	13
Proposal No. 4 - Stockholder proposal to repeal certain provisions or amendments to the amended and restated by-laws of the company adopted without stockholder approval after March 22, 2018 and up to and including the date of the Annual Meeting (the “Voce bylaw proposal”), if properly introduced at the Annual Meeting	14
Corporate Governance Principles and Board Matters	15
Board Independence	15
Board Structure and Committee Composition	15
Board of Directors’ Role in Risk Oversight	17
Policy for Director Recommendations and Nomination	17
Certain Relationships and Policies on Related Party Transactions	18
Compensation Committee Interlocks and Insider Participation	18
Communicating with our Board	18
Security Ownership of Certain Beneficial Owners and Management	19
Section 16(a) Beneficial Ownership Reporting Compliance	22
Compensation Discussion and Analysis	22
General	22
Our Business and Our Compensation Philosophy	23
Elements of Compensation	23
Cash Compensation Element	25
Equity-Based Compensation Element	26
Employment Agreements and Change in Control Arrangements	26
Other Benefits	28
Tax Deductibility of Executive Compensation	28
Summary Compensation Table	29
Grants of Plan Based Awards - Fiscal 2017	29
Outstanding Equity Awards at 2017 Fiscal Year-end	30
Option Exercises and Stock Vested - Fiscal 2017	31
Potential Payments Upon Termination or Change in Control	31
Director Compensation	32
Report of the Compensation Committee of the Board of Directors	34
Report of the Audit Committee of the Board of Directors	35
Other Matters	36

iii

QUESTIONS AND ANSWERS ABOUT THE PROXY MATERIALS AND THE ANNUAL MEETING

Q:	Why am I receiving these materials?

A:
The Board of Directors (the “Board”) of Natus Medical Incorporated, (“Natus,” the “Company,” “we,” or “our”), a Delaware corporation, is providing these proxy materials to you in connection with the annual meeting of stockholders that will take place on [ ], 2018 (the “Annual Meeting”). As a stockholder as of the record date, [ ], 2018, you are invited to attend the annual meeting, and are entitled, and requested, to vote on the items of business described in this proxy statement. We are distributing the proxy materials on or about [ ], 2018.

Q:	What information is contained in this proxy statement?

A:
The information included in this proxy statement relates to the proposals to be voted on at our Annual Meeting, the voting process, the compensation of executive officers and directors, and certain other required information.

Q:	What items of business will be voted on at the Annual Meeting?

A:	The following items will be voted on at the Annual Meeting:

•	The election of two directors for a term of three years;

•	The ratification of KPMG LLP as our independent registered public accounting firm for the year ending December 31, 2018;

•	Advisory approval of the Company’s named executive officer compensation;

•	the Voce bylaw proposal, if properly introduced; and

•	any other proposals that are properly introduced.

Q:	How does the Board recommend that I vote?

A:
Our Board recommends that you vote your shares using the WHITE proxy card “FOR” both the nominees to the Board as set forth in Proposal No. 1, “FOR” the ratification of KPMG LLP as our independent registered public accounting firm for the year ending December 31, 2018, “FOR” the advisory vote on named executive officer compensation and “AGAINST” the Voce bylaw proposal.

The Board does NOT endorse any of the Voce proposals and strongly urges you NOT to sign or return any proxy card sent to you by Voce.

Q:	Why might I be receiving proxy materials from Voce?

A:
Voce, a hedge fund with beneficial ownership of approximately 2% of the outstanding common stock, has provided notice that (1) it may nominate at the Annual Meeting its own slate of two nominees to stand for election as directors and has submitted the Voce bylaw proposal for a vote at the Annual Meeting, (2) it may propose the removal of our Chairman, Mr. Gunst from the Board (the “Voce removal proposal”) and (3) it may nominate an additional candidate (together with the two nominees, the “Voce nominees”) to fill the vacancy created by our Chairman’s removal (the “Voce replacement proposal”). You may receive solicitation materials from Voce seeking your proxy to vote for the Voce nominees, for the removal of our Chairman and for the Voce bylaw proposal.

We are not responsible for the accuracy of any information provided by or relating to Voce or its nominees contained in solicitation materials filed or disseminated by or on behalf of Voce or any other statements Voce or its representatives may make.

Q:	What should I do if I receive proxy materials from Voce or another third party?

A:
The Board does NOT endorse any Voce nominee or the Voce bylaw proposal, nor does it endorse the Voce removal proposal or the Voce replacement proposal, and urges you to vote using the WHITE proxy card. The Board unanimously recommends a vote “FOR” the election of each of the board’s nominees, whose names are set forth on the enclosed WHITE proxy card and “AGAINST” the Voce bylaw proposal.

IF YOU DO RECEIVE ANY MATERIALS FROM VOCE OR ANOTHER THIRD PARTY, THE BOARD URGES YOU TO DISCARD ANY PROXY CARD SENT TO YOU BY VOCE OR SUCH THIRD PARTY. IF YOU HAVE ALREADY VOTED USING A PROXY CARD SENT TO YOU BY VOCE, YOU HAVE EVERY RIGHT TO CHANGE YOUR VOTE.
Voting to “withhold” with respect to any of the Voce nominees on its proxy card is not the same as voting for our Board’s nominees. This is because a vote to “withhold” with respect to any of the Voce nominees on its proxy card will revoke any previous proxy submitted by you. DO NOT RETURN ANY PROXY CARD SENT TO YOU BY VOCE EVEN AS A PROTEST VOTE AGAINST VOCE OR THE VOCE NOMINEES.

Q:	What shares can I vote?

A:
Each share of Natus common stock issued and outstanding as of the close of business on [ ], 2018, the record date, is entitled to be voted on all items being voted upon at the Annual Meeting. You may vote all shares owned by you as of that date, including (i) shares held directly in your name as the stockholder of record, and (ii) shares held by you as the beneficial owner through a broker, trustee, or other nominee, such as a bank. More information on how to vote these shares is contained in this proxy statement. On the record date we had approximately [ ] shares of common stock issued and outstanding, and each outstanding share is entitled to one vote.

Q:	What is the difference between holding shares as a stockholder of record and as a beneficial owner?

A:
Rather than holding shares in their own name, as a stockholder of record, most Natus stockholders hold their shares beneficially through a broker, trustee or other nominee. As summarized below, there are some distinctions between shares held of record and those owned beneficially.

Stockholder of Record - If your shares are registered directly in your name with our transfer agent, Wells Fargo Shareowner Services, you are considered, with respect to those shares, the stockholder of record. As the stockholder of record, you have the right to grant your voting proxy directly to Natus or to vote in person at the Annual Meeting. Voting instructions are provided online with the proxy materials and, if you are receiving a paper copy of the proxy materials Natus has enclosed a WHITE proxy card for you to use.
Beneficial Owner - If your shares are held in a brokerage account or by another nominee you are considered the beneficial owner of shares held in street name, and these proxy materials are being forwarded to you together with a WHITE voting instruction card by your broker, trustee or other nominee. As the beneficial owner, you have the right to direct your broker, trustee or nominee how to vote and are also invited to attend the Annual Meeting.
Since a beneficial owner is not the stockholder of record, you may not vote these shares in person at the Annual Meeting unless you obtain “legal proxy” from the broker, trustee or nominee that holds your shares, giving you the right to vote the shares at the Annual Meeting. Your broker, trustee or nominee has enclosed or provided voting instructions for you to use in directing the broker, trustee or nominee how to vote your shares.

Q:	How can I vote my shares in person at the Annual Meeting?

A:
Shares held in your name as the stockholder of record may be voted in person at the Annual Meeting. Shares held beneficially in street name may be voted in person only if you obtain a legal proxy from the broker, trustee or nominee that holds your shares giving you the right to vote the shares. Even if you plan to attend the Annual Meeting, we urge you to also vote by returning a WHITE proxy card or by submitting your proxy or voting instructions as described below so that your vote will be counted if you later decide not to attend the Annual Meeting.

Q:	How can I vote my shares without attending the Annual Meeting?

A:
Whether you hold shares directly as the stockholder of record or beneficially in street name, you may direct how your shares are voted without attending the Annual Meeting. If you are a stockholder of record, you may vote by signing and returning in the envelope provided the WHITE proxy card. If you hold shares beneficially in street name, you may vote by submitting voting instructions to your broker, trustee or other nominee. The WHITE proxy card also contains instructions on how to vote via the Internet or by telephone. For shares held beneficially in street name, the voting instruction card provided by your broker, trustee or other nominee will include instructions on how to vote by telephone, Internet or by mail.

By Mail - Stockholders of record of Natus common stock may submit proxies by completing, signing and dating their WHITE proxy cards and mailing them in the pre-addressed envelope provided. Natus stockholders who hold shares beneficially in street name may vote by mail by completing, dating and signing the voting instruction cards provided and mailing them in the pre-addressed envelope provided to their broker, trustee, or other nominee.

By Internet - Stockholders of record of Natus common stock with Internet access may submit proxies by following the “Vote by Internet” instructions on their WHITE proxy cards. Most Natus stockholders who hold shares beneficially in street name may direct the voting of their shares by accessing the website specified on the voting instruction cards provided by their broker, trustee or other nominee. Please check the voting instruction card for Internet voting availability.
By Telephone - Stockholders of record of Natus common stock who live in the United States or Canada may submit proxies by following the “Vote by Phone” instructions on their WHITE proxy cards. Most Natus stockholders who hold shares beneficially in street name and live in the United States or Canada may direct the voting of their shares by phone by calling the number specified on the voting instruction card provided by their broker, trustee or other nominee. Please check the voting instruction card for telephone voting availability.

Q:	Can I change my vote or otherwise revoke my proxy?

A:
You may change your vote at any time prior to the vote at the Annual Meeting. If you are the stockholder of record, you may change your vote by granting a new proxy bearing a later date (which automatically revokes your earlier proxy, including on your vote on all matters set forth on such earlier proxy whether or not such matter is listed on the newly submitted proxy), by providing a written notice of revocation to our Corporate Secretary prior to your shares being voted, or by attending the Annual Meeting and voting in person. Attendance at the Annual Meeting will not cause your previously granted proxy to be revoked unless you specifically so request. For shares you hold beneficially in street name, you may change your vote by submitting new voting instructions to your broker, trustee or other nominee, or, if you have obtained a legal proxy from your nominee giving you the right to vote your shares, by attending the Annual Meeting and voting in person.
Your Board urges you to revoke any proxy card you may have returned that you received from Voce. If you have previously signed a proxy card sent to you by Voce, you have every right to change your vote. You may revoke that proxy and vote as recommended by our Board by signing, dating and returning the enclosed WHITE proxy card in the enclosed postage-paid envelope or by voting via the Internet or by telephone by following the instructions provided on the enclosed WHITE proxy card. Only your latest-dated proxy will be counted. Submitting a Voce proxy card-even if you withhold your vote on the Voce nominees, vote against the Voce removal proposal and vote against the Voce bylaw proposal-will revoke any votes that you previously made on the WHITE proxy card. Accordingly, if you wish to vote pursuant to the recommendation of our Board, you should disregard any proxy card that you receive that is not a WHITE proxy card. Do not return any proxy card that you may receive from Voce, even as a protest vote against Voce or the Voce nominees. Your Board of Directors does NOT endorse any Voce nominee or any of the Voce proposals and strongly urges you to DISCARD all proxy cards or other materials sent to you by Voce.

Q:	How many shares must be present or represented to conduct business at the Annual Meeting?

A:
Holders of a majority of shares of our common stock issued and outstanding and entitled to vote as of the record date must be present in person or represented by proxy to meet the quorum requirement pursuant to our amended and restated bylaws (“Bylaws”) for holding the Annual Meeting and transacting business. Both abstentions and broker non-votes are counted for the purpose of determining the presence of a quorum.

Q:	How are votes counted?

A:
In the election of directors, you may vote “FOR” or “ABSTAIN” with respect to the nominees. If you elect to abstain from the election of directors, the abstention will not have any effect on the election of directors.

You may vote “FOR,” “AGAINST,” or “ABSTAIN” with respect to: (i) the ratification of the appointment of KPMG LLP as our independent registered public accounting firm, (ii) on an advisory basis, the compensation of our named executive officers, and (iii) the Voce bylaw proposal, if properly introduced. If you elect to abstain from voting on any of these proposals, the abstention will have the same effect as an “AGAINST” vote with respect to such proposal.
We strongly urge you not to vote on: (i) the Voce removal proposal and (ii) the Voce replacement proposal by submitting the enclosed WHITE proxy card. Not voting on the Voce removal proposal will have the same effect as an “AGAINST” vote with respect to such proposal. If the Natus stockholders disapprove the Voce removal proposal, the Voce replacement proposal will be rendered moot, and even if such proposal is properly brought, not voting on the Voce removal proposal will have the same effect as an “AGAINST” vote with respect to such proposal. Even voting against the Voce removal proposal and the Voce replacement proposal on Voce’s proxy card does not have the same effect as failing to vote at all, because voting on a card you receive from Voce will revoke any votes that you previously made on the WHITE proxy card. Your Board urges you to DISCARD all proxy cards or other materials sent to you by Voce. Do not return any proxy card that you may receive from Voce, even as a protest vote against Voce or the Voce nominees. If you are a stockholder of record and sign and return your WHITE proxy card or WHITE voting instruction form without giving specific voting instructions, your shares will be voted as recommended by our Board. If you are a beneficial holder and do not return a voting instruction form, your broker may only vote on “routine” matters, such as the ratification of the appointment of KPMG LLP. However, because Voce has indicated its intention to deliver proxy materials in opposition to our Board to your broker to forward to you on their behalf, with respect to the accounts to which Voce mails its proxy materials, the broker nominee will not be able to exercise its discretion to vote with respect to such accounts on any of the proposals at the Annual Meeting, including, the ratification of the appointment of KPMG LLP and, if properly brought, the Voce removal proposal and the Voce replacement proposal.

Q:	What is the voting requirement to approve each of the proposals?

A:
In the absence of a contested election, a director must be elected by the affirmative vote of a majority of the votes cast with respect to such director by the shares of common stock present in person or represented by proxy and entitled to vote. However, under our Bylaws, in a contested election of directors in which the number of nominees exceeds the number of directors to be elected (which is the case this year as a result of Voce’s nomination of the Voce nominees), the two nominees receiving the highest number of affirmative votes will be elected as directors.

Voting to “withhold” with respect to any of the Voce nominees on its proxy card is not the same as voting for our Board’s nominees. This is because a vote to “withhold” with respect to any of the Voce nominees on its proxy card will revoke any previous proxy submitted by you. DO NOT RETURN ANY PROXY CARD SENT TO YOU BY VOCE EVEN AS A PROTEST VOTE. Your Board strongly urges you to DISCARD all proxy cards or other materials sent to you by Voce.
The affirmative vote of a majority of the shares of common stock present in person or represented by proxy and entitled to vote is required to approve each of the following proposals: (i) the ratification of the appointment of KPMG LLP as our independent registered public accounting firm, and (ii) the approval, on an advisory basis, of the compensation of our named executive officers, and (iii) approval of the Voce bylaw proposal, if properly introduced. In the event the Voce removal proposal is properly introduced, the affirmative vote of a majority of all of the then-outstanding shares of common stock would be required for the approval of such proposal. In the event the Voce removal proposal has succeeded and the Voce replacement proposal is properly introduced, the affirmative vote of a majority of all of the then-outstanding shares of common stock would be required to appoint the Voce nominee to fill the vacancy so created.
If you are a beneficial owner and do not provide the stockholder of record with voting instructions, your shares may constitute broker non-votes (see “What are broker non-votes and what effect do they have on the proposals?” below).

Q:	What are broker non-votes and what effect do they have on the proposals?

A:
Generally, broker non-votes occur when shares held by a broker, bank, or other nominee in “street name” for a beneficial owner are not voted with respect to a particular proposal because the broker, bank, or other nominee (i) has not received voting instructions from the beneficial owner and (ii) lacks discretionary voting power to vote those shares with respect to that particular proposal.

A broker is entitled to vote shares held for a beneficial owner on “routine” matters, such as the ratification of the appointment of KPMG LLP as our independent auditors (Proposal No. 2), without instructions from the beneficial owner of those shares. On the other hand, absent instructions from the beneficial owner of such shares, a broker is not entitled to vote shares held for a beneficial owner on “non-routine” matters, such as the election of our directors (Proposal No. 1), the vote, on an advisory basis, of the compensation of our named executive officers (Proposal No. 3) or the vote on the Voce bylaw proposal, if properly introduced (Proposal No. 4). However, because Voce has indicated its intention to deliver proxy materials in opposition to our Board to your broker to forward to you on their behalf, with respect to the accounts to which Voce mails its proxy materials, the broker nominee will not be able to exercise its discretion to vote with respect to such accounts on any of the proposals at the Annual Meeting, including, if properly brought, the Voce removal proposal or the Voce replacement proposal.
Thus, if you hold your shares in street name, it is critical that you cast your vote and instruct your broker about how you wish your shares to be voted if you want it to count in any of the proposals, including Proposal 2.
Broker non-votes are counted for purposes of determining whether or not a quorum exists for the transaction of business, but will not be counted for purposes of determining the number of shares represented and voted with respect to an individual proposal, and therefore will have no effect on the outcome of the vote on an individual proposal. Thus, if you do not give your broker specific voting instructions, your shares will not be voted on the proposals and will not be counted in determining the number of shares necessary for approval.

Q:	Is cumulative voting permitted for the election of directors?

A:
Yes. Every stockholder voting to elect a director may cumulate such stockholder’s votes and give to one of the candidates to be elected a number of votes equal to the number of directors to be elected multiplied by the number of votes to which such stockholder is entitled, or distribute the stockholder’s votes on the same principle among as many candidates as the stockholder thinks fit, provided that votes cannot be cast for more than the number of directors to be elected. In their discretion, the proxy holders may, when voting for directors, cumulate the votes represented by the proxies received. No stockholder shall be entitled to cumulate votes for a candidate unless such candidate’s name has been properly placed in nomination prior to the voting and the stockholder, or any other stockholder, has given notice at the Annual Meeting, prior to the voting, of the intention to cumulate the stockholder’s votes. The holder may cast all of their votes “For” or “Against” a single candidate or may distribute them among any number of candidates.

However, you will NOT be permitted to distribute your votes between the candidates recommended by our Board listed on the WHITE proxy card and the Voce nominees on the proxy card sent to you by Voce. This is because any vote with respect to any of the Voce nominees on its proxy card will revoke any previous proxy submitted by you, including FOR any of the Board’s nominees. DO NOT RETURN ANY PROXY CARD SENT TO YOU BY VOCE, EVEN AS A PROTEST VOTE AGAINST VOCE OR THE VOCE NOMINEES. Your Board strongly urges you to DISCARD all proxy cards or other materials sent to you by Voce.

Q:	What happens if additional matters are presented at the Annual Meeting?

A:
Other than the items of business described in this proxy statement, including the Voce removal proposal and the Voce replacement proposal, we are not aware of any other business to be acted upon at the Annual Meeting. If you grant a proxy using the enclosed WHITE proxy form, the persons named as proxy holders, James B. Hawkins and Jonathan A. Kennedy, will have the discretion to vote your shares on any additional matters properly presented for a vote at the Annual Meeting. In addition, voting on the enclosed WHITE proxy form will have the same effect as an “AGAINST” vote with respect to the Voce removal proposal and an abstention on the Voce replacement proposal. If for any unforeseen reason either of our nominees is not available as a candidate for director, the persons named as proxy holders will vote your proxy for such other candidate or candidates that may be nominated by the Board.

Q:	What should I do if I receive more than one set of voting materials?

A:
You may receive more than one set of voting materials from us, including multiple WHITE proxy cards or WHITE voting instruction cards. For example, if you hold your shares in more than one brokerage account, you may receive a separate voting instruction card for each brokerage account in which you hold shares. If you are a stockholder of record and your shares are registered in more than one name, you will receive more than one proxy card. Please complete, sign, date and return each WHITE proxy card and WHITE voting instruction card that you receive.

Voce has provided notice that it may nominate at the Annual Meeting the Voce nominees to stand for election as directors. As a result, you may receive proxy solicitation material from Voce. If you wish to vote pursuant to the recommendation of our Board, you should disregard any proxy card that you receive that is not a WHITE proxy card.
If you withhold your vote on any Voce nominee using Voce’s proxy card, your vote will not be counted as a vote for our Board’s nominees and will result in the revocation of any previous vote that you may have cast on the WHITE proxy card. OUR BOARD URGES YOU NOT TO RETURN ANY PROXY CARD THAT MAY BE SENT TO YOU BY VOCE, EVEN AS A PROTEST VOTE AGAINST VOCE OR THE VOCE NOMINEES.

A number of brokers with account holders who beneficially own our common stock will be “householding” our annual report and proxy materials. A single set of annual reports and other proxy materials will be delivered to multiple stockholders sharing an address unless contrary instructions have been received from the affected stockholders. Once you have received notice from your broker that it will be “householding” communications to your address, “householding” will continue until you are notified otherwise or until you revoke your consent. Stockholders may revoke, or provide, their consent at any time by contacting Broadridge ICS, either by calling toll-free 800-542-1061, or by writing to Broadridge ICS, Householding Department, 51 Mercedes Way, Edgewood, New York 11717. Upon such request, we will promptly deliver a separate copy of the annual report and/or, as applicable, the proxy materials to any stockholder at a shared address to which we delivered a single copy of any of the materials.
Any stockholders who share the same address and currently receive multiple copies of our proxy materials or annual report who wish to receive only one copy in the future can contact their broker, trustee or other nominee to request information about householding.

Q:	How may I obtain an additional set of voting materials?

A:
If you wish to receive an additional set of proxy materials now or in the future, you may write us to request a separate copy of these materials from our principal executive offices at: Natus Medical Incorporated, Attn: Investor Relations, 6701 Koll Center Parkway, Suite 120, Pleasanton, CA, 94566, or by calling us at (925) 223-6700.

Q:	Who will bear the cost of soliciting votes for the Annual Meeting?

A:
Natus is making this solicitation and will pay the entire cost of preparing, assembling, printing, mailing and distributing these proxy materials and soliciting votes. If you choose to access the proxy materials and/or vote over the Internet, you are responsible for Internet access charges you may incur. If you choose to vote by telephone, you are responsible for any telephone charges you may incur. In addition to the mailing of these proxy materials, the solicitation of proxies or votes may be made in person, by telephone or by electronic communication by our directors, officers and employees who will not receive any additional compensation for such solicitation activities. Upon request, we will also reimburse brokerage houses and other custodians, nominees and fiduciaries for forwarding proxy and solicitation materials to stockholders. Appendix A sets forth information relating to our directors, nominees, executive officers and employees who are considered “participants” in our solicitation under SEC rules.

As a result of the potential proxy contest initiated by Voce, we may incur substantial additional costs in connection with the solicitation of proxies. We have retained Morrow Sodali LLC (“Morrow”) to assist us in the solicitation of proxies for a fee of up to $[ ] plus out-of-pocket expenses. Morrow expects that approximately [ ] of its employees will assist in the solicitation. Our expenses related to the solicitation of proxies from stockholders this year may substantially exceed those normally spent for an annual meeting of stockholders if a contest is initiated. Such additional costs are expected to aggregate to approximately $[ ], exclusive of any costs related to any litigation in connection with the Annual Meeting. These additional solicitation costs are expected to include: the fee payable to our proxy solicitor; fees of outside counsel to advise the Company in connection with a contested solicitation of proxies; increased mailing costs, such as the costs of additional mailings of solicitation material to stockholders, including printing costs, mailing costs and the reimbursement of reasonable expenses of banks, brokerage houses and other agents incurred in forwarding solicitation materials to beneficial owners of our shares and the costs of retaining an independent inspector of election.

Q:	Where can I find the voting results of the Annual Meeting?

A:
We intend to announce the final voting results of all proposals at the Annual Meeting and will publish the final results in a current report on Form 8-K within four business days of the date the Annual Meeting ends, unless final results are unavailable in which case we will publish the preliminary results in such current report on Form 8-K. If final results are not filed with our current report on Form 8-K to be filed within four business days of the date the Annual Meeting ends, the final results will be published in an amendment to our current report on Form 8-K within four business days after the final voting results are known.

Q:	What is the deadline to propose actions for consideration or to nominate individuals to serve as directors?

A:
Although the deadline for submitting proposals or director nominations for consideration at the 2018 Annual Meeting has passed, you may submit proposals and director nominations for consideration at future stockholder meetings.

Stockholder Proposals: For a stockholder proposal to be considered for inclusion in the Natus proxy statement for the annual meeting next year, the written proposal must be received by the Corporate Secretary of Natus at our principal executive offices no later than [ ], 2019. If the date of next year’s annual meeting is moved more than 30 days before or after the anniversary date of this year’s annual meeting, the deadline for inclusion of proposals in the Natus proxy statement is instead a reasonable time before we begin to print and mail our proxy materials. Such proposals also will need to comply with Securities and Exchange Commission regulations under Rule 14a-8 regarding the inclusion of stockholder proposals in company-sponsored proxy materials. Proposals should be addressed to: Natus Medical Incorporated, Attn: Corporate Secretary, 6701 Koll Center Parkway, Suite 120, Pleasanton, CA 94566.
For a stockholder proposal that is not intended to be included in the Natus proxy statement under Rule 14a‑8, the stockholder must provide the information required by, and give timely notice to the Corporate Secretary of Natus in accordance with, Section 2.3(b) of the Company’s Bylaws. For the 2019 annual meeting of stockholders, any such notice must be received by the Company not later than the close of business on [ ], 2019 (the “Submission Deadline”), provided that if the date of the 2019 annual meeting is moved more than 30 days from the anniversary date of this year’s meeting (which is the date contemplated in setting the notice provisions for the 2019 annual meeting) then such notice must be received a reasonable time before we begin the solicitation of proxies for the 2019 annual meeting.
Recommendation and Nomination of Director Candidates: The Nominating and Governance Committee will consider recommendations for candidates to be considered for nominations to the Board from stockholders who are entitled to vote in the election of directors at the Annual Meeting. A stockholder that desires to recommend a candidate for election to the Board should see the section entitled “Corporate Governance Principles and Board Matters; Policy for Director Recommendations and Nominations” below in this proxy statement.
A stockholder that instead desires to nominate a person directly for election to the Board must meet all of the deadlines and information requirements set forth in Section 2.3(c) of the Company’s Bylaws and the rules and regulations of the Securities and Exchange Commission. For next year’s annual meeting of stockholders, any such nomination must be received by the Company not later than the close of business on the Submission Deadline, provided that if the date of the 2019 annual meeting is moved more than 30 days from the anniversary date of this year’s meeting, then such notice must be received a reasonable time before we begin the solicitation of proxies for the 2019 annual meeting.
If you would like a copy of the relevant bylaw provisions regarding the requirements for making stockholder proposals and nominating director candidates, please contact the Corporate Secretary of Natus Medical Incorporated at our principal executive offices.

BACKGROUND OF THE SOLICITATION
From time to time, consistent with the Company’s commitment to engaging with its stockholders, representatives of the Company met with representatives of Voce, including Mr. J. Daniel Plants, at investor conferences and at the 2015 annual meeting of stockholders. At one of these meetings, Mr. Plants had an opportunity to address the Board as a stockholder of the Company.

On March 1, 2018, Mr. Plants sent a letter to the Board (the “March 1 letter”) that stated Voce’s views regarding stockholder value. Mr. Plants requested in the March 1 letter an in-person meeting with the Chairman of the Board and other independent directors to communicate these concerns.

On March 7, 2018, Mr. James Hawkins, the chief executive officer of Natus, responded in a letter to Mr. Plants that he had delivered the March 1 letter to Mr. Robert Gunst, the Chairman of the Board, and that Mr. Gunst had stated that Mr. Hawkins and Mr. Jonathan Kennedy, the chief financial officer of Natus, were the representatives of Natus that would be best able to describe the Company’s plans for building value for its stockholders. Mr. Hawkins noted that he was scheduled to meet with Mr. Plants in a one-on-one meeting at the ROTH conference on March 12, 2018.

On March 8, 2018, Mr. Plants sent a letter reiterating his request to meet with Mr. Gunst and the directors and noted that the March 12 meeting was not a suitable venue or appropriate group to discuss the concerns he wished to address.

On March 12, 2018, Mr. Hawkins and Mr. Kennedy attended the ROTH conference in Dana Point, California. Although they had previously been scheduled to meet with Mr. Plants, Mr. Plants did not attend the meeting but sent a junior representative of Voce instead. Mr. Hawkins and Mr. Kennedy inquired about Voce’s holdings of Natus shares and the junior representative responded that the holdings were “substantial”, while also admitting that Voce did not hold a meaningful number of shares as of December 31, 2017.

On March 14, 2018, Mr. Gunst sent a letter to Mr. Plants expressing his disappointment that Mr. Plants had refused to attend a meeting with senior management of the Company. Mr. Gunst also asked Mr. Plants to provide information on Voce’s current holdings of Natus shares and the length of time that Voce had held them, as well as Voce’s past history as a Natus shareholder.

On March 20, 2018, Mr. Plants sent a letter to the Board, which was accompanied by a notice of intent to nominate Mr. Plants and Mr. Joshua H. Levine for election to the Board, and to present a stockholder proposal at the 2018 annual meeting of stockholders (the “Notice”). Mr. Plants further confirmed that Voce beneficially owned approximately 670,801 shares of common stock, or approximately 2% of the outstanding shares, almost all of which had been acquired by Voce since January 1, 2018.

On March 20, 2018, the Wall Street Journal reported that Voce had nominated two directors to the Board.

Over the following days, representatives of Voce and the Company sought to arrange a meeting between the members of the Board and Mr. Plants and determined to schedule the meeting for Tuesday, March 27, 2018. Mr. Plants requested that the Company provide a list of the participants who would be attending such meeting.

On March 26, 2018, Mr. Gunst sent a letter to Mr. Plants stating that Mr. Hawkins, Mr. Ken Ludlum and Dr. Barbara Paul would be attending the meeting, in addition to Mr. Gunst himself. Mr. Gunst made clear that if there was something that Mr. Plants wanted to discuss with just the independent directors, Mr. Hawkins would be asked to leave for the last 10 minutes of the meeting.

Later that day, Mr. Plants sent a response to Mr. Gunst stating that Voce would only be meeting the three independent directors of the Board. Mr. Hawkins informed Mr. Gunst, Mr. Ludlum and Dr. Paul that in light of the conditions set by Voce for the meeting, he would not attend so that the meeting could take place.

On March 27, 2018, Mr. Gunst, Mr. Ludlum and Dr. Paul met with Mr. Plants at the Company’s headquarters in Pleasanton, California. At the beginning of the meeting Mr. Gunst informed Mr. Plants that he, Mr. Ludlum and Dr. Paul had agreed to meet with Mr. Plants in order to give Mr. Plants an opportunity to share his ideas for Natus with members of the Natus Board.

Following the meeting on March 27, 2018, Mr. Gunst sent a letter to Mr. Plants expressing the Board’s interest in maintaining an open channel of communication and its openness to stockholder input that may help drive growth and enhance shareholder value. Mr. Gunst invited Mr. Plants to provide any ideas to further this objective.

On March 28, 2018, Mr. Plants sent a response to Mr. Gunst in which he expressed frustration that the Board had been in “listen-only mode” for the March 27 meeting.

The Board determined that it was in the best interest of the Natus stockholders to seek to avoid a costly and unnecessary proxy fight and authorized representatives of Fenwick & West (“FW”), outside counsel to Natus, to call Voce’s counsel to discuss a potential settlement.

On April 12, 2018, representatives of FW called a representative of Schulte Roth & Zabel LLP (“SRZ”), counsel to Voce, to discuss whether Voce would consider a settlement offer in order to avoid a costly and unnecessary proxy fight. The representatives of FW then communicated the offer that had been authorized by the Board to increase the size of the Board by adding a new independent director who had a proven track record as an executive of a medical company. They also noted that the Nominating and Governance Committee would interview Mr. Plants and Mr. Levine for such newly created seat. The representatives of FW asked the representative of SRZ how quickly Natus should expect to hear Voce’s response.  The SRZ representative said she could not confirm a precise time but that Voce was not interested in wasting time.

On April 19, 2018, a representative of FW contacted SRZ and left a voicemail inquiring when Voce would respond to the Natus settlement offer because there had been no communication from either SRZ or Voce.

On April 20, 2018, a representative of SRZ delivered a supplement to the Notice (the “Supplement”) to Natus. The Supplement stated that Voce intended to nominate Ms. Lisa Wipperman Heine in place of Mr. Plants for election to the Board in addition to Mr. Levine , and further that it intended to propose the removal of Mr. Gunst from the Board and seek the election of Mr. Mark G. Gilreath to fill the vacancy this would create. Shortly after the delivery of the Supplement, a representative of SRZ left a voicemail for a representative of FW stating that although Voce had submitted the Supplement in view of the fact that the earlier settlement offer by Natus was grossly inadequate, Voce desired to keep the channels of communication open to see if a compromise could be reached.

On April 20, 2018, a representative of FW contacted SRZ to inform them that a meeting of the Natus Board had been scheduled to take place on April 23, 2018, to consider the proposals in the Supplement.

On April 23, 2018, Bloomberg reported that Voce had made a proposal to remove Mr. Gunst from the Board and Voce published a press release summarizing the proposals made in the Supplement. Mr. Plants also gave a television interview on Bloomberg News regarding Voce’s proposals. Natus issued a press release acknowledging receipt of Voce’s proposals.

Later on that same day, the Board met to consider how to respond to the proposals in the Supplement and whether it could make a settlement offer that would allow the parties to avoid a costly and distracting proxy fight.

Also on April 23, 2018, representatives of FW called the representative of SRZ to make an updated settlement offer that had been authorized by the Board. The offer provided that the Board would agree not to nominate incumbent Mr. William Moore at the end of his term, but would nominate Ms. Doris Engibous and the Voce nominee, Mr. Levine, for election at the upcoming Annual Meeting. The Board would further increase the size of the Board to immediately appoint a high quality independent director who had a proven track record as an executive of a medical company that had been identified by the Board (the “High Quality Independent Director”). In addition, following the Annual Meeting, the Board would direct the Nominating and Governance Committee to conduct a search for a new independent director. The settlement offer provided that the Voce nominee, Mr. Levine, would be appointed to the Nominating and Governance Committee as of the 2018 Annual Meeting so that he would be part of such search. This settlement offer by the Board would result in the addition of three new independent directors to the Natus Board, including the Voce nominee, Mr. Levine.

On April 24, 2018, the representative of SRZ reached out to a representative of FW to ask for certain clarifications on the latest proposal from the Board and on April 25, 2018, a representative of FW called SRZ to respond with clarification.

On April 26, 2018, a representative of SRZ sent a term sheet that outlined a settlement proposal from Voce which term sheet contained two alternatives. Both alternatives required that Natus nominate Mr. Levine to the Board to run for election with Ms. Engibous at the Annual Meeting, instead of Mr. Moore. Both alternatives also required the removal of Mr. Gunst from the role of Chairman of the Board and would permit Natus to appoint the High Quality Independent Director after Voce had an opportunity to interview and approve such person. The first alternative also involved removing Mr. Gunst from the Board entirely and permitting the Nominating and Governance Committee, to which Mr. Levine would be appointed, to appoint a new independent director prior to the 2019 Annual Meeting. The second alternative allowed Mr. Gunst to remain on the Board but required that he immediately resign from the Board committees and also allowed Voce to designate a second nominee to run for election at the 2018 Annual Meeting with Mr. Levine and Ms. Engibous, which second nominee would be appointed as a member of the Compensation Committee. The proposal also called for the declassification of the Board in a phased elimination of the classified structure over a three-year period and a standstill period that ended 30 days prior to the end of the nomination window for the 2019 annual meeting.

On April 27, 2018, the Board met to consider the term sheet and the settlement proposal provided by Voce. The Board determined that neither alternative proposed by Voce was in the best interest of the Natus stockholders or the Company. The Board then authorized the representatives of FW to send a counterproposal to SRZ that would (1) agree to nominate Mr. Levine as the Voce nominee to the Board with Ms. Engibous at the 2018 Annual Meeting, (2) agree to permit Voce to approve (without an interview) the High Quality Independent Director, who would be appointed to the Board as soon as practical and (3) commit to appoint an additional director to the Board subject to approval by the Nominating and Governance Committee and by Voce. This proposal would result in Voce having approval rights over all three new independent directors being added to the Board. The proposal also included a standstill provision that would expire at the conclusion of the 2019 annual meeting.

On April 30, 2018, the representatives of FW sent the counterproposal to SRZ. A representative of SRZ responded that Voce believed that a change in the Chairman role was essential and declined to respond to the Natus counterproposal since it did not address this issue.

PROPOSALS
The proposals being presented for shareholder action are set forth on your WHITE proxy card and are discussed in detail below. Shares that you have the power to vote that are represented by proxy will be voted at the Annual Meeting in accordance with your instructions.

PROPOSAL NO. 1
ELECTION OF DIRECTORS
The Board is divided into three classes. Each class is elected for a term of three years, so that the term of one class of directors expires at each meeting. There are two nominees for election to the Board this year: Doris E. Engibous and Robert S. Weiss. If elected, each director will serve a three-year term until our annual meeting in 2021 and until his or her respective successor is elected. There are no family relationships among our executive officers and directors. Information regarding the business experience and age as of the record date of each nominee and other members of the Board is provided below. In addition to the information set forth below, Appendix A sets forth information relating to certain of our directors, officers, and employees who are considered “participants” in this proxy solicitation under the rules of the SEC by reason of their position as Company directors or because they may be soliciting proxies on our behalf. Mr. Moore’s term will expire as of the date of the Annual Meeting.
If you sign your WHITE proxy or voting instruction card but do not give instructions with respect to the voting of directors, your shares will be voted for the two persons recommended by the Board. If you wish to give specific instructions with respect to voting for directors, you may do so by indicating your instructions on your WHITE proxy or voting instruction card.
Our Bylaws provide that in a contested election the standard for election of directors will be a plurality of the shares represented in person or by proxy at any such meeting, in which a quorum is present, and entitled to vote on the election of directors. Because of Voce’s nomination of the Voce nominees, the election of directors at the Annual Meeting will be a contested election. Accordingly, the two nominees receiving the highest number of affirmative votes will be elected as directors.
Our Bylaws provide that in an uncontested election, directors are to be elected by the majority of the votes cast with respect to such director. In the case of an uncontested election, under our Board Governance Guidelines, any director who fails to receive at least a majority of the votes cast in an uncontested election must tender his or her resignation to our Board. Our Nominating and Governance Committee would then evaluate the tendered resignation and make a recommendation to our Board within 90 days from the date the election results are certified whether to accept the resignation. Our Board would consider such recommendation promptly and publicly disclose its decision with respect to such resignation. The director who tenders his or her resignation would not participate in our Board’s decision. In an uncontested election, if a nominee who was not already serving as a director does not receive at least a majority of the votes cast for such director at the Annual Meeting that nominee will not become a director.
Board of Directors’ Recommendation
Our Board recommends a vote FOR the election to the Board of Ms. Engibous and Mr. Weiss on the WHITE proxy card. Please note that Voce has stated its intention to propose two alternate director nominees for election at the Annual Meeting in opposition to Ms. Engibous and Mr. Weiss. Our Board does NOT endorse any Voce nominee and strongly urges you NOT to sign or return any proxy card sent to you by Voce.
Nominees for Election
Doris E. Engibous
Director since 2004
Age 63

Ms. Engibous has served as a consultant and advisor to medical technology companies and executives since 2010. From 2004 to 2010, she served as President and CEO of Hemosphere Inc., an early commercialization stage, venture capital funded, medical technology company, prior to its acquisition by CryoLife Inc. (NYSE: CRY). Prior to 2004, Ms. Engibous served from 2000 through 2003 as President of Nellcor, a business of Tyco Healthcare Group/Tyco International Ltd. (now Covidien/Medtronic, NYSE: MDT). From 1986 through 2000, Ms. Engibous served in several executive capacities at Nellcor and its successors Nellcor Puritan Bennett Inc. and Mallinckrodt Inc., including as vice president, general manager and global business leader and senior director of marketing, and was responsible for the integration of Nellcor into Mallinckrodt and later Tyco Healthcare. Ms. Engibous has served on the board of directors of GI Supply, Inc., a family-owned medical technology company since 2014 and as its Chair since 2016. Ms. Engibous served on the board of directors of the National Kidney Foundation serving Minnesota, the Dakotas and Iowa from 2006 to 2010. She holds a Bachelor of Science degree in Chemical Engineering from the University of Michigan.
Ms. Engibous is distinguished by her technical background, coupled with strong operational experience in manufacturing, regulatory affairs, quality assurance and marketing. She brings to the Natus Board over 30 years of experience in the medical device industry, including knowledge of organizational and operational management, financial expertise, marketing, R&D, human resources and integration experience relevant to a public company in the healthcare industry.

Robert S. Weiss
Director Nominee
Age: 71

Mr. Weiss has served as a member of the board of directors of The Cooper Companies, Inc., a global medical device company, since 1996.  Until his retirement on April 30, 2018, he also served in the capacity of The Cooper Companies’ President since March 2008 and as its Chief Executive Officer since November 2007.  From March 2007 to February 2008, Mr. Weiss served as President of CooperVision, the contact lens subsidiary of The Cooper Companies.  In addition, he served as The Cooper Companies’ Chief Operating Officer from 2005 to 2007, as its Executive Vice President from 1995 to 2007 and as its Chief Financial Officer from 1989 to 2005.  Mr. Weiss has also served on the board of directors of Accuray Incorporated since January 2007 and has served on the board of trustees of the University of Scranton in Pennsylvania since September 2015.  Mr. Weiss holds a Bachelor of Science degree in Accounting from the University of Scranton.  Mr. Weiss brings to the Board decades of financial and leadership experience in the medical devices field.

Continuing Directors

James B. Hawkins
Chief Executive Officer
Director Since 2004
Age: 62

James B. Hawkins has served as Chief Executive Officer, and as a member of the Board, since joining Natus in April 2004 and as President since June 2013. He previously served as President from April 2004 through January 2011. Since December 2015, he has served as a member of the board of directors of OSI Systems, Inc., and he has served as a member of the board of directors of El Dorado Resorts since September 2014. Mr. Hawkins previously served as a director at Iradimed Corporation from 2005 until June 2016, IRIDEX Corporation from October 2007 until December 2014 and Digirad Corporation from April 2012 to October 2014. Prior to joining Natus, Mr. Hawkins was President, Chief Executive Officer and a director of Invivo Corporation, a developer and manufacturer of multi-parameter vital sign monitoring equipment, and its predecessor, from August 1985 through January 2004. He earned his undergraduate degree in Business Commerce from Santa Clara University and holds a Masters of Business Administration degree from San Francisco State University. Mr. Hawkins’ brings to the Board highly relevant leadership experience in the medical technology industry as well as a unique perspective on our operations due to his position as our Chief Executive Officer.

Robert A. Gunst
Chairman of the Board
Director Since 2004
Age: 70

Robert A. Gunst is Chairman of the Board of Directors of Natus Medical. Currently a private investor, Mr. Gunst served from 1990 to 1999 as President and Chief Executive Officer of The Good Guys, Inc., one of the largest specialty retailers of higher-end entertainment electronics in the nation. During that time he grew the business from a few stores in the San Francisco area to a chain of stores in four western states with approximately $1 billion in revenue. Earlier in his career, he held executive positions at several large corporations, including Shaklee Corporation, La Petite Boulangerie, Inc. and PepsiCo Foods International (both subsidiaries of PepsiCo, Inc.), Victoria Station Incorporated and The First National Bank of Chicago.
Mr. Gunst has served on a variety of public and private boards, including serving as a Director of The Good Guys, Inc. from 1986 to 1999, Director of Phoenix Footwear Group, Inc. from 2006 to 2007, Director of PortalPlayer, Inc. from 2005 to 2007, Director of AmNet Mortgage, Inc. (formerly American Residential Investment Trust Inc.) from 2004 to 2005, Director of Garden Fresh Restaurant Corp. from 1996 to 2004 and Chairman of Garden Fresh Restaurant Corp. from 2003 to 2004. He served as a member of the Deans Advisory Council of the Graduate School of Management at the University of California, Davis from 1997 to 2008. Mr. Gunst holds an MBA in Finance from the University of Chicago’s Graduate School of Business and a Bachelor of Arts degree in Economics from Dartmouth College.
Mr. Gunst brings to the Board nearly five decades of leadership, strategy, financial and operational experience, as well as experience in overseeing the operations of companies in various stages of development and is therefore uniquely qualified to serve as chairman of the Board.

Kenneth E. Ludlum
Director since 2002
Age 64

Ken Ludlum currently serves a board member, has acted as an advisor to and investor in a number of private medical and biotechnology companies. Previously, he served as Chief Financial Officer of CareDx, Inc., a medical diagnostic company, from March 2014 to April 2016. From April 2011 to October 2013, Mr. Ludlum served as Vice President and Chief Financial Officer, and Head of Operations for Endogastric Solutions, Inc., a medical device company. Prior to that, Mr. Ludlum also served as CFO for two other publicly-held companies, Perclose, Inc. from 1995 to 2000, and Alteon, Inc. from 1992 to 1994. He has also served on the board of directors and as Chair of the Audit Committee of several public and private medical or biotechnology companies. Mr. Ludlum holds a B.S. in Business Administration from Lehigh University and a M.B.A. from Columbia University Graduate School of Business. Mr. Ludlum brings to the Board over 30 years of business and financial experience working with healthcare and biotechnology companies. His service as chief financial officer at several public companies has provided him with extensive financial and accounting experience, and knowledge of accounting principles, financial reporting rules, and regulations. With his background in investment banking, he also brings a unique perspective to the Board.
Barbara R. Paul, M.D.
Director since 2016
Age 64

Dr. Paul serves as an advisor and board member to healthcare companies. In addition to her role on the board of Natus Medical, she serves on the board of Quorum Health Corporation, an owner and operator of general acute care hospitals and outpatient service providers. She served as Senior Vice President & Chief Medical Officer at Community Health Systems (CHS) from July 2007 to January 2015. Prior to CHS, Dr. Paul was Senior Vice President & Chief Medical Officer for Beverly Enterprises, Inc. (now Golden Living, Inc.). She also worked at the federal Medicare program (Centers for Medicare & Medicaid Services, CMS), where she was Director of the Department of Quality Measurement & Health Assessment. Dr. Paul is a board-certified internist and she practiced as a full-time primary care physician for twelve years. She has a bachelor of science from the University of Wisconsin - Madison and earned her medical degree from Stanford University School of Medicine. Dr. Paul brings the perspective of a physician to the Board as well as insights into quality measures and reporting, compliance with federal regulatory and payment policies, and hospital and health system operations.

PROPOSAL NO. 2
RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
The Audit Committee of the Board has appointed KPMG LLP, an independent registered public accounting firm, to audit Natus’ consolidated financial statements for the year ending December 31, 2018.
Stockholder ratification of the selection of KPMG LLP as our independent registered public accounting firm is not required by applicable law, our certificate of incorporation, our Bylaws or otherwise. However, the Board is submitting the selection of KPMG LLP to the stockholders for ratification as a matter of good corporate practice. If the stockholders fail to ratify the selection, the Audit Committee will reconsider retaining KPMG LLP. Even if the selection is ratified, the Audit Committee in its discretion may direct the appointment of a different independent registered public accounting firm at any time during the year if they determine that such a change would be in the best interests of Natus and its stockholders.
Representatives of KPMG LLP are expected to attend the Annual Meeting, where they are expected to be available to respond to appropriate questions and, if they desire, to make a statement.
Fees Paid to KPMG LLP for 2016 and 2017, respectively

	2016	2017
Audit Fees (1)	$ 1,891,679	$ 3,058,102
Audit-Related Fees (2)	—	70,345
Tax Fees (3)	35,473	35,024
All Other Fees (4)	1,780	1,780
Total	$ 1,928,933	$ 3,165,251

(1) Audit fees associated with the annual audit of our consolidated financial statements and statutory audits.
(2) Audit-related fees are fees associated with assurance and related services that are reasonably related to the performance of the audit or review of the Company’s financial statements. This category includes primarily fees for assistance in financial due diligence, and attestation services related to mergers and acquisitions.
(3) Tax fees are fees associated primarily with tax advice and planning services.
(4) Includes fees for online research tools.
Policy on Audit Committee Pre-Approval of Audit and Permissible Non-Audit Services of Independent Auditors
Our Audit Committee pre-approves all audit and permissible non-audit services provided by our independent auditors. These services may include audit services, audit-related services, tax services and other services. Pre-approval is generally detailed as to the particular service or category of services and is generally subject to a specific budget. Our independent auditors and management are required to periodically report to the Audit Committee regarding the extent of services provided by our independent auditors in accordance with this pre-approval, and the fees for the services performed to date. Our Audit Committee may also pre-approve particular services on a case-by-case basis.
Policy on Audit Committee Pre-Approval of Audit and Permissible Non-Audit Services of Independent Auditors
Our Audit Committee pre-approves all audit and permissible non-audit services provided by our independent auditors. These services may include audit services, audit-related services, tax services and other services. Pre-approval is generally detailed as to the particular service or category of services and is generally subject to a specific budget. Our independent auditors and management are required to periodically report to the Audit Committee regarding the extent of services provided by our independent auditors in accordance with this pre-approval, and the fees for the services performed to date. Our Audit Committee may also pre-approve particular services on a case-by-case basis.
Board of Directors’ Recommendation
Our Board recommends a vote FOR ratification of this appointment.
If the appointment is not ratified, the Audit Committee will consider whether it should select other independent auditors.
PROPOSAL NO. 3
ADVISORY APPROVAL OF THE COMPANY’S NAMED EXECUTIVE OFFICER COMPENSATION
We are requesting your advisory approval of the compensation of our named executive officers as disclosed in “Compensation Discussion and Analysis,” the compensation tables, and the related narrative discussion in this proxy statement. This non-binding advisory vote is commonly referred to as a “say-on-pay” vote.

Our Compensation Committee believes that the most effective executive compensation program is one that is designed to reward achievement and that aligns executives’ interests with those of stockholders by rewarding performance, with the ultimate objective of improving stockholder value. The Committee also seeks to ensure that we maintain our ability to attract and retain superior employees in key positions and that the compensation provided to key employees remains competitive relative to the compensation paid to similarly situated executives of a selected group of our peer companies and the broader marketplace from which we recruit and compete for talent.
We are asking you to indicate your support for the compensation of our named executive officers as described in this proxy statement. This vote is not intended to address any specific item of compensation, but rather the overall compensation of our named executive officers and the philosophy, policies and practices described in this proxy statement. Accordingly, we are asking you to vote, on an advisory basis, FOR the following resolution at the Annual Meeting:
“RESOLVED, that the compensation paid to the company’s named executive officers, as disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables and narrative discussion set forth on pages 22 to 33 of this proxy statement, is hereby approved by shareholders.”
While the results of this advisory vote are not binding, the Compensation Committee will consider the outcome of the vote in deciding whether to take any action as a result of the vote and when making future compensation decisions for named executive officers.
Board of Directors’ Recommendation
Our Board recommends a vote FOR the Advisory Approval of the Company’s Named Executive Officer Compensation.

PROPOSAL NO. 4
STOCKHOLDER PROPOSAL TO REPEAL CERTAIN PROVISIONS OF OR AMENDMENTS TO THE BY-LAWS OF THE COMPANY ADOPTED SINCE MARCH 22, 2018
We received notice from Voce of its intention to present the following resolution for action at our Annual Meeting, which would have the effect of repealing any amendments to our Bylaws that are adopted by our Board without stockholder approval subsequent to March 22, 2018 and up to and including the date of our Annual Meeting.
RESOLVED, that each provision or amendment of the Bylaws of Natus Medical Incorporated (the “Company”) adopted by the Board of Directors of the Company (and not by the Company’s stockholders) subsequent to March 22, 2012 and prior to the approval of this resolution be, and hereby is, repealed, effective as of the time this resolution is approved by the Company’s stockholders.
Voce’s proposal seeks to repeal any provisions or amendments of our Bylaws without considering their subject matter. No provisions or amendments to our Bylaws have been adopted subsequent to March 22, 2018. While our Board does not currently expect to adopt any amendments to our Bylaws prior to the Annual Meeting, our Board could determine prior to the Annual Meeting that an amendment is necessary and in the best interest of our stockholders.
Our Board believes that the automatic repeal of any Bylaw amendment duly adopted by our Board, without considering subject matter of the amendment, could have the effect of repealing one or more properly adopted Bylaws amendments that the Board adopted in furtherance of its fiduciary duties, including in response to future events not yet known to us, and determined to be in the best interests of our stockholders. Furthermore, as a public company subject to the federal proxy rules, it might be impracticable - if not impossible - for our Company to obtain stockholder approval for a necessary Bylaw amendment within a timeframe necessary to serve the best interests of the Company and its stockholders.
As our Board is fully empowered by its governing documents and applicable law to alter, amend, or repeal provisions of our Bylaws in accordance with its fiduciary duties and, we believe that this proposal serves no purpose other than limiting Board actions that are otherwise permitted by our Company’s governing documents and Delaware law.

For these reasons, our Board urges stockholders to vote AGAINST the Voce bylaw proposal.

Board of Directors’ Recommendation
Our Board recommends a vote AGAINST the Voce bylaw proposal.
Our Board does not endorse the Voce bylaw proposal and unanimously recommends that you disregard any proxy card that may be sent to you by Voce. If you have already voted using a proxy card sent to you by Voce, you have every right to change it and we urge you to revoke that proxy by voting against the Voce bylaw proposal by using the enclosed

WHITE proxy card. Only the latest validly executed proxy that you submit will be counted. Your Board strongly urges you to DISCARD all proxy cards or other materials sent to you by Voce.

CORPORATE GOVERNANCE PRINCIPLES AND BOARD MATTERS
The Board believes that good corporate governance practices are essential to fostering good shareholder relations and creating shareholder value.  The Board Governance Guidelines (which include director independence criteria), the charters of the Board’s Audit, Compensation and Nominating and Governance Committees, and the Company’s Code of Business Conduct and Ethics are available on the Investor Relations pages of our website at www.natus.com. Shareholders may request copies of these documents free of charge by writing to Natus Medical Incorporated, Attn: Investor Relations, 6701 Koll Center Parkway Suite 120, Pleasanton, CA, 94566.
Natus is committed to having sound corporate governance principles. Having such principles is essential to running our business effectively and to maintaining our integrity in the marketplace. We continually review our governance practices to ensure their relevance and appropriateness for Natus and all of our shareholders.

Board Independence
The Board has determined that, except for James B. Hawkins, our Chief Executive Officer, each of our current directors has no material relationship with Natus (either directly or as a partner, shareholder or officer of another organization that has a material relationship with Natus) and is independent within the meaning of the Nasdaq Stock Market (“Nasdaq”) director independence standards. Furthermore, the Board has determined that each of the members of each of the committees of the Board has no material relationship with Natus (either directly or as a partner, stockholder or officer of an organization that has a material relationship with Natus) and is “independent” within the meaning of the Nasdaq director independence standards, including in the case of the members of the Audit Committee, the heightened “independence” standard required for such committee members set forth in the applicable SEC rules.

Board Structure and Committee Composition
As of December 31, 2017, our Board had six directors divided into three classes with a three-year term for each class. As of December 31, 2017, the classes were comprised as follows:

Nominees for director whose terms will expire in 2018	Present directors whose terms will expire in 2019	Present directors whose terms expire in 2020
Doris E. Engibous	James B. Hawkins	Barbara R. Paul
William M. Moore	Robert A. Gunst	Kenneth E. Ludlum

Mr. Moore’s term will expire at the Annual Meeting. The Board nominated Mr. Weiss for election at the Annual Meeting, along with Ms. Engibous.
We do not have a policy regarding the separation of the roles of Chief Executive Officer and Chairman of the Board as we believe it is in our best interests to make that determination based on the position and direction of the Company and the membership of the Board. The Board has determined that having an independent director serve as Chairman of the Board is in the best interest of our stockholders at this time. This structure ensures a greater role for the independent members of the Board in the oversight of the Company and active participation of the independent directors in setting agendas and establishing Board priorities and procedures. Further, this structure permits our Chief Executive Officer to focus on the management of our day-to-day operations. The roles of Chief Executive Officer and Chairman of the Board have been separated since September 2004 when Mr. Gunst was appointed Chairman.
The Board has a standing Audit Committee, Compensation Committee, Nominating and Governance Committee and Compliance & Quality Committee (“Compliance Committee”). The membership during the last year and the function of each of the committees are described below. The charters can be found in the “Governance” section of our “Investor” webpage. During 2017, each director attended at least 75% of all Board and applicable committee meetings. The table below lists our directors and the committees on which they served as of December 31, 2017, and on which they currently serve, and the number of meetings of the Board and committees.

Name of Director	Board	Audit	Compensation	Nominating and Governance	Compliance
Non-Employee Directors
Robert A. Gunst	X	X	X	X
Doris E. Engibous	X		X	X	X
Kenneth E. Ludlum*	X	X	X
William M. Moore±	X	X			X
Barbara R. Paul	X			X	X
Employee Director
James B. Hawkins	X

Number of Meetings in 2017	4	12	5	4	2
_____________________
X = Committee Member

*	The Board has determined that Mr. Ludlum is an “audit committee financial expert” within the meaning of the rules promulgated by the Securities and Exchange Commission.

±	Mr. Moore’s term will expire at the Annual Meeting. If appointed, Mr. Weiss would be appointed to serve on the Audit Committee following the Annual Meeting.
We encourage our directors to attend our Annual Meeting of stockholders and we typically hold a regularly scheduled meeting of our Board on the same day as the Annual Meeting of stockholders. All of our directors attended the 2017 annual meeting of stockholders.
Audit Committee
Our Audit Committee oversees and monitors our financial reporting and disclosure processes, our financial statement audits, the integrity of our financial statements, the qualifications, independence and performance of our independent registered public accounting firm, and our internal accounting and financial controls. The Committee also pre-approves audit and non-audit services, reviews, approves and monitors our Code of Business Conduct and Ethics with respect to our Chief Executive Officer, Chief Financial Officer, and other senior financial officers, and establishes procedures for receiving and handling complaints regarding accounting, internal accounting controls, or auditing matters. The report of the Audit Committee for 2017 is included in this proxy statement.
Compensation Committee
Our Compensation Committee has overall responsibility for approving and evaluating our executive officer compensation plans, policies and programs and for reviewing our general policies relating to compensation and benefits.
Under Delaware law the Compensation Committee has the ability to delegate powers to a subcommittee of its members. The Board may also delegate the right to grant certain equity awards to one or more officers of the Company, provided that such officer may not make awards to himself, and our Board has authorized our Chief Executive Officer to make aggregate grants not to exceed a specified threshold to employees who are not officers of Natus. Our Chief Executive Officer makes recommendations to the Compensation Committee regarding the compensation of our executive officers, and participates in the discussions of executive compensation other than the Compensation Committee’s decision‑making processes with respect to the Chief Executive Officer’s compensation. Additional information about the Compensation Committee’s use of consultants and its processes is provided below under “Compensation Discussion and Analysis.”
Nominating and Governance Committee
Our Nominating and Governance Committee is responsible for ensuring the Board is properly constituted to meet its fiduciary obligations to shareholders and that we have appropriate governance standards. The Committee assists the Board by identifying prospective director nominees and develops and recommends corporate governance principles and policies. The Nominating and Governance Committee also supervises the Board’s annual review of director independence and the Board’s performance self-evaluation.
Compliance Committee
Our Compliance Committee is responsible for assisting the Board in its oversight of the Company’s policies and procedures on quality assurance, as well as regulatory and legal compliance of our products and operations.

Board of Directors’ Role in Risk Oversight
Management continually monitors the material risks we face, including financial risk, strategic risk, operational risk, and legal and compliance risk. The Board is responsible for exercising oversight of management’s identification and management of, and planning for, those risks. In fulfilling this oversight role, the Board focuses on understanding the nature of our enterprise risks, including our operations and strategic direction, as well as the adequacy of our risk management process and overall risk management system. The Board performs these functions in a number of ways, including the following:

•	At its regularly scheduled meetings, the Board receives management updates on our business operations, financial results and strategy, and discusses risks related to the business;

•
Our Audit Committee assists the Board in its oversight of risk management by discussing with management our guidelines and policies regarding financial and enterprise risk management, including major risk exposures, and the steps management has taken to monitor and control such exposures;

•	Our Compliance Committee assists the Board in monitoring risks related to regulatory compliance and to product quality matters; and

•
Through management updates and committee reports, the Board monitors our risk management activities, including the enterprise risk management process, risks relating to our compensation programs, and financial and operational risks.

Policy for Director Recommendations and Nominations
The Nominating and Governance Committee will consider Board candidates recommended by Board members, management, and security holders. Stockholders may submit their recommendations by confidential email to BoardofDirectors@natus.com; or mail to the Chair of our Nominating and Governance Committee, or to our Chairman of the Board, care of: Corporate Secretary, Natus Medical Incorporated, 6701 Koll Center Parkway Suite 120, Pleasanton, CA, 94566.
A stockholder seeking to recommend a nominee to the Nominating and Governance Committee should provide the information required by our Bylaws for stockholders directly nominating a person for election as a director at a stockholders’ meeting.
Our Bylaws also contain procedures by which stockholders may submit nominations for election at the Annual Meeting of Stockholders. Stockholders may receive a copy of our Bylaws by making a written request to the Secretary of the Company.
Listed below are the minimum qualifications that the Nominating and Governance Committee believes must be met by all Board nominees:

•
Directors should possess the highest personal and professional ethics, integrity and values, and be committed to representing the long-term interests of the stockholders. They must also have an inquisitive and objective perspective, practical wisdom, and mature judgment. We endeavor to have a Board representing diverse experience at policy-making levels in business, health care, and technology, and in areas that are relevant to our global activities;

•
Directors must be willing and able to devote sufficient time to carrying out their duties and responsibilities effectively, and should be committed to serve on the Board for an extended period of time. Directors should not serve on more than four other boards of public companies in addition to the Natus Board; and

•
Director nominees must have demonstrated a history of good business judgment, and possess financial and governance literacy. They must have the experience and the value-adding temperament to be good outside directors of a public company.

The following are specific qualities or skills that the Nominating and Governance Committee believes are necessary for one or more of the Company’s directors to possess:

•	Experience as an independent director of a publicly-traded company;

•	Proven ability to understand the dynamic between management and Board members, and to effectively manage that dynamic for the benefit of the Company;

•	Experience with Wall Street, transactions, and managing operations; and

•	Some understanding of the medical device market.

Members of the Nominating and Governance Committee will use their professional contacts to identify nominees. If necessary, outside recruiters will also be used. The Chair of the Nominating and Governance Committee will collect and organize the data on potential nominees, and with the help of the Secretary of the Company will undertake initial due diligence evaluation into nominee qualifications and background. Members of the Nominating and Governance Committee, as well as other members of the Board, will interview those candidates that are nominated by the Committee. The full Board votes to approve nominees after considering the recommendation of the Nominating and Governance Committee.

While we do not have a formal policy with regard to the consideration of diversity in identifying director nominees, the Nominating and Governance Committee strives to nominate directors with a variety of complementary skills so that, as a group, the Board will possess the appropriate talent, skills, and expertise to oversee our business.

Certain Relationships and Policies on Related Party Transactions
The Company has adopted and maintains a Code of Business Conduct and Ethics (the “Code”) that applies to all members of the Company’s Board, all executive officers of the Company, and to all other persons who are employees of the Company. This Code covers matters that the Company believes are supportive of high standards of legal and ethical business conduct, including those relating to fair dealing with those with whom the Company does business, the avoidance of conflicts of interest, confidentiality, the protection of corporate assets, special obligations applicable to those involved in our financial reporting, the Company’s obligation to make full, fair, accurate and timely disclosure in its filings with the Securities and Exchange Commission and in other public communications, compliance with laws, insider trading, and the reporting of violations of the Code. The Code can be found at the Company’s website, www.natus.com, under “Investors/Governance/Governance Documents.” We intend to disclose any future amendments to certain provisions of the Code, or waivers of these provisions, on our website and/or in public filings.
The Code does not distinguish between potential conflict of interest transactions with executive officers or directors and those with other employees. It notes that all covered persons must avoid situations where their interests conflict, or would appear to conflict, with those of the Company. The Code notes that it is not possible to list all types of conflict situations, but provides examples of several types of scenarios that would involve a conflict of interest, including:

•	Use of Company property

•	Dealings with customers and suppliers

•	Interests in or relationships with other companies

•	Dealings with relatives

•	Reporting obligations

•	Loans

The Code requires that covered persons report to the Company’s any ownership interest or other relationship that might affect their ability to exercise impartial, ethical judgments. The Code does not expressly set forth the standards that would be applied in reviewing or approving transactions in which directors or executive officers of the Company have a material interest. In general, any such transactions that are so identified would be submitted for approval to the Audit Committee of the Board, which is authorized by the Charter of the Audit Committee to review related party transactions. The Company expects that in reviewing, and potentially approving, any such transactions, that the Audit Committee would be provided with all material facts relative to the proposed transaction, the nature and extent of the director’s or executive officer’s interest in the transaction, and the terms upon which the products, services or other subject matter of the transaction could be provided by alternative sources. The Company further expects that any such transaction would be approved only if the Audit Committee determined that it was in the interest of the Company to proceed with it. The Company expects that pre-approval would be sought for any such transaction whenever practicable, and if pre-approval is not obtained, any such transaction would be submitted for ratification as soon as practicable.
Policy on Hedging Transactions
Our insider trading policy generally prohibits insiders, as defined in the policy, from engaging in short sales of our common stock, or any hedging of their ownership of our common stock.

Compensation Committee Interlocks and Insider Participation
Our Compensation Committee consists of Ms. Engibous, Mr. Ludlum and Mr. Gunst. Mr. Moore, who served on the Compensation Committee for a portion of 2017, served as our Chief Executive Officer 26 years ago, from April 1989 to May 1992. Mr. Moore has informed our Board that he does not intend to stand for re-election at the Annual Meeting.

Communicating with our Board of Directors
Any stockholder of Natus or any other party interested in communicating with the Board may contact any of our directors by writing to them c/o Natus Medical Incorporated, 6701 Koll Center Parkway, Suite 120, Pleasanton, CA, 94566. Stockholders may also communicate with the Board on a confidential basis by sending an email to BoardofDirectors@natus.com. The Nominating and Governance Committee has approved a process for handling stockholder communications received by the Company. Under that process, the Corporate Secretary may review all stockholder communications and has the authority to disregard any communications that are inappropriate or irrelevant to Natus and its operations, or to take other appropriate actions with respect to such communications.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
The following table sets forth information, as of March 31, 2018, concerning:

•	Beneficial owners of more than 5% of Natus common stock;

•	Beneficial ownership by current Natus directors and nominees, and the named executive officers set forth in the “Summary Compensation Table”; and

•	Beneficial ownership by all current Natus directors and executive officers as a group.
The information provided in the table is based on Natus’ records, information filed with the Securities and Exchange Commission and information provided to Natus, except where otherwise noted.
The number of shares beneficially owned by each entity, person, director or executive officer is determined under rules of the Securities and Exchange Commission, and the information is not necessarily indicative of beneficial ownership for any other purpose. Under such rules, beneficial ownership includes any shares as to which the individual has the sole or shared voting power or investment power and also any shares that the individual has the right to acquire within 60 days of the measurement date through the exercise of any stock option or other right. The address for those individuals for which an address is not otherwise provided is c/o Natus Medical Incorporated, 6701 Koll Center Parkway Suite 120, Pleasanton, CA, 94566. Unless otherwise indicated, each person has sole voting and investment power (or shares such powers with his or her spouse) with respect to the shares set forth in the following table. For each individual and group included in the table below, percentage ownership is calculated by dividing the number of shares beneficially owned by such person or group by the sum of the 33,273,137 shares of common stock outstanding on March 31, 2018, plus the number of shares of common stock that such person or group had the right to acquire on or within 60 days after March 31, 2018.
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

Name and Address of Beneficial Owner	Shares Beneficially Owned	Right to acquire beneficial ownership under options exercisable within 60 days	Total Beneficially Owned	Percent of Class
Principal Stockholders
BlackRock, Inc. 55 East 52nd Street New York, NY 10055 (1)	4,032,681	--	4,032,681	12.2%
Dimensional Fund Advisors LP Building One 6300 Bee Cave Road Austin, TX 78746 (2)	1,619,337	--	1,619,337	4.9%
Janus Henderson Group plc (3)	2,164,927	--	2,164,927	6.5%
Silvercrest Asset Management Group LLC 1330 Avenue of the Americas, 38th Floor New York, NY 10019 (4)	1,587,355	--	1,587,355	4.8%
Vanguard Group, Inc. 100 Vanguard Blvd. Malvern, PA 19355 (5)	2,245,064	--	2,245,064	6.8%
Wellington Management Group LLP 280 Congress Street Boston, MA 02210 (6)	1,924,157	--	1,924,157	5.8%
Directors, Nominees and Named Executive Officers
Mr. Noll (7)	81,901	43,625	125,526	*
Dr. Chung (8)	136,373	45,358	181,731	*
Ms. Engibous (9)	21,750	13,000	34,750	*
Mr. Gunst (10)	50,850	13,000	63,850	*
Mr. Hawkins (11)	639,257	420,000	1,059,257	3.1%
Mr. Ludlum (12)	88,825	8,000	96,825	*
Mr. Moore (13)	123,962	8,000	131,962	*
Mr. Kennedy (14)	107,588	48,945	156,533	*
Mr. Traverso (15)	107,889	86,000	193,889	*
Dr. Paul (16)	7,460	--	7,460	*
Officers and Directors as a group (17)	1,366,855	685,928	2,051,783	6.0%

* Represents holdings of less than one percent.

(1) Based on information reported on Schedule 13-G/A filed with the Securities and Exchange Commission on January 19, 2018 by BlackRock, Inc. (“BlackRock”). BlackRock is a parent holding company or control person in accordance with Rule 13d-1(b)(1)(ii)(G) of the Securities Exchange Act of 1934. BlackRock has sole voting power with respect to 3,962,335 of the shares and sole dispositive power with respect to 4,032,681 of the shares. The Schedule 13-G/A states that the following subsidiaries of Blackrock acquired the securities reported on the schedule: BlackRock (Netherlands) B.V.; BlackRock Advisors, LLC; BlackRock Asset Management Canada Limited; BlackRock Asset Management Ireland Limited; BlackRock Asset Management Schweiz AG; BlackRock Financial Management, Inc.; BlackRock Fund Advisors; BlackRock Institutional Trust Company, National Association.; BlackRock Investment Management (Australia) Limited; BlackRock Investment Management (UK) Ltd; and

BlackRock Investment Management, LLC. The Schedule 13-G/A indicates that BlackRock Fund Advisors beneficially owns 5% or greater of the outstanding shares of our common stock.

(2) Based on information reported on Schedule 13-G filed with the Securities and Exchange Commission on February 9, 2018 by Dimensional Fund Advisors LP (“Dimensional”). Dimensional is an investment advisor in accordance with Rule 13d-1(b)(1)(ii)(E) of the Securities Exchange Act of 1934. Dimensional reported that is has sole power to vote or to direct the vote of 1,528,550 and sole power to dispose or to direct the disposition of 1,619,337 shares. The shares as to which the Schedule 13-G are filed represent shared held by certain investment companies, trusts and accounts to which Dimensional furnishes investment advice and are not held by Dimensional itself.
(3) Based on information reported on Schedule 13-G filed with the Securities and Exchange Commission on February 12, 2018 by Janus Henderson Group plc. (“Janus”). Janus is a parent holding company or control person in accordance with Rule 13d-1(b)(1)(ii)(G) of the Securities Exchange Act of 1934. Janus reported that is has shared voting power as to 2,164,927 shares and has shared dispositive power as to 2,164,927. The Schedule 13-G states that the following subsidiaries of Janus acquired the securities reported on the schedules: Janus Capital Management LLC, Intech Investment Management LLC, Perkins Investment Management LLC, Geneva Capital Management LLC, Henderson Global Investors Limited, Janus Henderson Investors Australia Institutional Funds Management Limited, and Henderson Global Investors North America Inc. The shares as to which the Schedule 13-G are filed represent shares held by individual and/or institutional clients of Janus and its named subsidiaries.
(4) Based on information reported on Schedule 13-G filed with the Securities and Exchange Commission on February 14, 2018 by Silvercrest Asset Management Group LLC (“Silvercrest”). Silvercrest is an investment advisor in accordance with Rule 13d-1(b)(1)(ii)(E) of the Securities Exchange Act of 1934 and a parent holding company or control person in accordance with Rule 240.13d-(b)(1)(ii)(G). Silvercrest reported that it has shared voting power with respect to 1,587,355 shares and shared dispositive power with respect to 1,587,355 shares. The shares as to which the Schedule 13-G are filed represent shares held by investment advisory clients of Silvercrest Asset Management Group LLC.
(5) Based on information reported on Schedule 13-G/A filed with the Securities and Exchange Commission on February 9, 2018 by The Vanguard Group. Inc. (“Vanguard”). Vanguard is an investment advisor in accordance with Rule 13d-1(b)(1)(ii)(E) of the Securities Exchange Act of 1934. Vanguard reported that it has sole power to vote or direct the vote of 60,127 shares that it beneficially owns, has shared power to vote or direct the vote of 4,500 shares, has sole power to dispose or to direct the disposition of 2,183,137 shares and has shared power to dispose or to direct the disposition of 61,927 shares. Vanguard further reported that (a) Vanguard Fiduciary Trust Company, a wholly-owned subsidiary of Vanguard, is the beneficial owner of 57,427 shares, or 0.17%, of our common stock as a result of its serving as investment manager of collective trust accounts and (b) Vanguard Investments Australia, Ltd., a wholly-owned subsidiary of The Vanguard Group, Inc., is the beneficial owner of 7,200 shares, or 0.02%, of our common stock as a result of its serving as investment manager of Australian investment offerings.
(6) Based on information reported on Schedule 13-G filed with the Securities and Exchange Commission on February 8, 2018 by Wellington Group Holdings LLP (“Wellington”). Wellington is an investment advisor in accordance with Rule 13d-1(b)(1)(ii)(E) of the Securities Exchange Act of 1934 and a parent holding company or control person in accordance with Rule 240.13d-(b)(1)(ii)(G). Wellington reported that is has shared voting power with respect to 1,632,404 shares and shared dispositive power with respect to 1,924,157 of the shares. The Schedule 13-G states that the following holding companies of Wellington acquired the securities reported on the schedule: Wellington Group Holdings LLP, Wellington Investment Advisors LLP, Wellington Management Global Holdings, Ltd (“Wellington Holding Companies”). The shares as to which the Schedule 13-G are filed are held by the Wellington Holding Companies and owned of record by clients of Wellington Management Company LLP, Wellington Management Canada LLC, Wellington Management Singapore Pte Ltd., Wellington Management Hong Kong Ltd., Wellington International Ltd., Wellington Management Japane Pte Ltd., and Wellington Management Australia Pty Ltd.
(7) Includes 24,950 shares subject to a right of repurchase that expire as to 14,037 shares in 2019, 6,913 shares in 2020, and 4,000 shares in 2021 and 43,625 shares that Mr. Noll has the right to acquire within 60 days after March 31, 2018.
(8) Includes 14,495 shares subject to a right of repurchase that expire as to 8,247 shares in 2019, 3,948 shares in 2020, and 2,300 shares in 2021 and 45,358 shares that Dr. Chung has the right to acquire within 60 days after March 31, 2018.
(9) Includes 4,100 shares subject to a right of repurchase by the Company that expires in 2018 and 13,000 shares that Ms. Engibous has the right to acquire within 60 days after March 31, 2018.
(10) Includes 4,100 shares subject to a right of repurchase by the Company that expires in 2018 and 13,000 shares that Mr. Gunst has the right to acquire within 60 days after March 31, 2018.
(11) Includes 181,455 shares subject to a right of repurchase by the Company that expires with respect as to 100,477 shares in 2019, 51,478 shares in 2020, and 29,500 shares in 2021 and 420,000 shares that Mr. Hawkins has the right to acquire within 60 days after March 31, 2018.

(12) Includes 4,100 shares subject to a right of repurchase by the Company that expires in 2018 and 8,000 shares that Mr. Ludlum has the right to acquire within 60 days after March 31, 2018.
(13) Includes 4,100 shares subject to a right of repurchase by the Company that expires in 2018 and 8,000 shares that Mr. Moore has the right to acquire within 60 days after March 31, 2018.
(14) Includes 48,990 shares subject to a right of repurchase by the Company that expires as to 27,495 shares in 2019, 13,495 shares in 2020, and 8,000 shares in 2021 and 48,945 shares that Mr. Kennedy has the right to acquire within 60 days after March 31, 2018.

(15) Includes 22,770 shares subject to a right of repurchase by the Company that expires as to 12,822 shares in 2019, 6,348 shares in 2020, and 3,600 shares in 2021 and 86,000 shares that Mr. Traverso has the right to acquire within 60 days after March 31, 2018.

(16) Includes 4,100 shares subject to a right of repurchase by the Company that expires in 2018.

(17) Includes all shares referenced in notes (1) through (16) above.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
Section 16(a) of the Securities Exchange Act of 1934, as amended, requires our directors, executive officers and holders of more than 10% of our common stock to file with the Securities and Exchange Commission reports regarding their ownership and changes in ownership of our securities. We believe that, during fiscal 2017, our directors, executive officers and 10% stockholders complied with all Section 16(a) filing requirements. In making this statement, we have relied upon examination of the copies of Forms 3, 4 and 5, and amendments thereto, provided to us, and the written representations of our directors, named executive officers and 10% stockholders.

COMPENSATION DISCUSSION AND ANALYSIS

General
Our executive compensation program is designed to:

•	attract and retain individuals with the skills and performance needed to achieve our business objectives

•	reward and incentivize individuals fairly over time

•	align the short and long-term compensation of those individuals with the Company’s performance

Executive Summary
In 2017 we completed two significant acquisitions that we believe lay the groundwork for our future revenue growth and growth in profitability, the Otometrics acquisition completed in January 2017, and the acquisition of neurocritical care and neurosurgical product lines from Integra LifeSciences in October 2017. In addition, we continued our efforts to strengthen our neurology and newborn care franchises. With our acquisitions, we achieved record revenue in 2017, exceeding the goal of $500 million in annual revenue that we have shared with investors in recent years.
Notwithstanding our revenue growth of 31.2% in 2017, our net income was below our target levels and below the net income achieved in 2016. This was primarily due to lower profitability in our newborn care business unit driven by lower gross profit margins due to unfavorable revenue mix and increased investments in product engineering and required to meet regulatory standards.
Similar to the cash bonus plans we adopted in prior years, our executive officers were eligible to receive cash bonuses for 2017 based on the attainment of specific performance objectives, as further described below. The 2017 plan included a threshold requirement for all executive officers that consolidated earnings must exceed 85% of the plan target as a condition to the payment of any cash bonuses. While many of the other performance metrics were attained at a level that would result in the payment of cash bonuses, no cash bonuses were paid for 2017 because our earnings per share did not meet the threshold. We believe that the cash bonus plan operated effectively in 2017 to establish meaningful performance criteria, resulting in no bonus payments as our earnings target was not satisfied. This being the case, we recognize that the responsibilities of our executive officers were increased substantially with the addition of the Otometrics and neurocritical care/neurosurgical product lines in 2017, and that our executives expended significant additional efforts to integrate these new businesses.
At our annual meeting in 2017, approximately 91% of the stockholders who voted on our 2017 Say on Pay proposal voted in favor of the proposal. Considering this outcome, the Compensation Committee determined that it would continue to apply the same philosophy and guiding principles to the 2018 compensation for the Company’s named executive officers, and, as a result, did not change the structure of our executive compensation for 2018.

Our Business and Our Compensation Philosophy
We believe that opportunities exist for us to increase stockholder value by increasing our per-share earnings, and believe that the optimal manner of doing so is to increase the revenue base of the Company. We seek revenue growth through organic growth involving, primarily, the introduction of existing products into new markets and the internal development of new products, as well as via acquisitions of complementary products and businesses. Our business plans challenge our executives to seek growth through both of these means, and we expect over time to achieve a higher level of overall growth than could be achieved through either method alone. Further, we expect our business, including the businesses that we acquire, to be operated efficiently so that earnings can grow as we increase revenue. We also seek to achieve earnings growth by managing our business efficiently and implementing cost reduction efforts from time to time when we determine that we can do so without impairing our ability to operate effectively.
Pursuit of this business model is demanding on our executives. They must implement efforts to enhance sales opportunities of existing products, oversee effective and efficient new product development and enhancements, successfully identify and complete the acquisition of complementary products and businesses and integrate these operations with our existing businesses, as well as conduct our business in an efficient manner.
In consideration of these factors, the primary objectives of our executive compensation are:
Retain Qualified Executive Talent. During the period from 2003 to 2017 we have substantially increased the size of our company. In this time period, we have completed 28 acquisitions of companies with principal offices in six different countries. We believe that maintaining continuity within our executive team has contributed significantly to our ability to achieve this growth. Our business is competitive and our corporate headquarters is in an area where there is significant competition for executive talent. In light of these factors, a key objective of our compensation is to allow us to retain qualified executives.
Attract Qualified Executives. We understand that we may find it in our interests to, or may be required to, add new individuals to our executive team from to time. For example, in February 2018 we added two new executive officers to head our newborn care and Otometrics operations. For us to be appropriately positioned to attract new talent as needed, we must be prepared to, and be perceived as an employer that is willing to, offer competitive compensation.
Link Compensation to Achievement of Our Business Objectives. We believe that a significant portion of the current period cash compensation that our executives are eligible to receive should be tied to attainment of goals that our Compensation Committee has determined are most capable of increasing stockholder value for the Company. Accordingly, our annual bonus plan has been tied to earnings and revenue goals and, for certain of our executives, the attainment key business objectives.
Provide Direct Incentives for the Enhancement of Stockholder Value Over the Long Term. The effectiveness of our management in operating our business has a strong influence on the value of our common stock over time. We believe that our executives should be positioned to share, with our stockholders, in the gains and losses from changes in the value of our common stock over time and that this form of compensation will further motivate our executives to seek to increase long-term stockholder value.

Elements of Compensation
Our executive officers’ compensation currently has two primary elements of compensation: (i) cash compensation in the form of salary and annual incentive awards, and (ii) equity awards in the form of restricted stock awards. In addition, we provide our executive officers with benefits that are available generally to all salaried employees.
We believe that we would impair our ability to retain our executives or, as required, attract new executives if we did not offer a competitive salary. As such, our goal is to provide salaries that are sufficient to make us reasonably confident of our ability to retain our executive team without overpaying. We further believe that a substantial portion of the cash compensation that our executives are eligible to receive should be directly tied to corporate performance. We believe that our annual business plans represent reasonably challenging targets, as evidenced by our paying no cash bonuses for 2017 and paying cash bonuses in the range of 17% to 64% of target for 2016. Our long-term equity-based incentive awards are designed to provide a competitive compensation package and to motivate our executives to increase stockholder value.
In establishing compensation, we take into account the compensation that is payable by companies that we believe to be our competitors and by other companies with which we believe we generally compete for executives. To this end, our Compensation

Committee works with an outside compensation consultant, Willis Towers Watson, to define the criteria used to identify appropriate market comparisons for establishing compensation levels and the mix of salary, incentive compensation, and equity compensation. When determining our peer companies, we focus on identifying companies with whom we compete directly for customers and employees, as well as other medical device companies in the United States. In addition, we select companies that are similar to our size, limiting the peer group to companies whose trailing twelve-month revenue is generally within a range of approximately 0.5x to 2.0x of our projected annual revenue.
Our Compensation Committee requested and received a formal report from Willis Towers Watson to assist it in its deliberations for 2017 cash and equity compensation. The peer companies used in that report were: ABIOMED, Inc.; Accuray; Analogic; AngioDynamics; CONMED Corporation; Globus Medical, Inc.; Haemonetics Corporation; ICU Medical; Insulet Corporation; Integra LifeSciences; Masimo Corporation; Merit Medical Systems, Inc.; NuVasive, Inc.; Nxstage Medical, Inc.; Omnicell; and The Spectranetics Corporation. For the purpose of establishing competitive compensation ranges for elements of compensation, Willis Towers Watson considered the most recently reported compensation information for the peer group companies as well as the applicable compensation survey information based on our size and industry. The peer group was revised from the previous year group with the assistance of Willis Towers Watson in establishing compensation with two companies removed, as one company was acquired (Cyberonics), and another was deemed too small (Abaxis). Three companies were added (Integra LifeSciences, Insulet and Haemonetics) to the peer group based on the criteria described above. In addition to the reports from Willis Towers Watson, in determining the compensation of each of our executive officers other than that the Chief Executive Officer, our Compensation Committee considers the recommendations of the Chief Executive Officer.
Willis Towers Watson has worked directly with the Compensation Committee (and not on behalf of management) to assist the Compensation Committee in satisfying its responsibilities and will undertake no projects for management except at the request of our Compensation Committee chair and in the capacity of our Compensation Committee’s agent. To date, Willis Towers Watson has not undertaken any projects for management or for the Company other than advising the Compensation Committee with respect to compensation matters and assisting the Company in the preparation of the pay ratio disclosure required for the first time in 2017. The Compensation Committee has concluded that none of Willis Towers Watson’s work to date has raised any conflicts of interest that will prevent Willis Towers Watson from being independent consultants to the Compensation Committee.
We view the cash and equity elements of compensation as distinct. We think that each of these main components must be perceived by our executives as largely competitive with the corresponding compensation element paid by our peer companies. While we view cash and equity elements of compensation as distinct, we do link these two components of compensation insofar as it is our goal to establish aggregate cash and equity compensation that is between the median and the 75th percentile of our peer group, assuming achievement of target level of performance, with the understanding that we may from time to time elect to provide compensation above this level in connection with the hiring of a new executive if we determine that it is necessary to provide compensation at this level to attract an executive with skills and experience we desire. We target aggregate compensation at this level because we compete for executive talent in a market that is extremely competitive and, further, because we expect a substantial commitment from our executives to implement our business plan.
Because we seek to provide cash compensation that our executives regard as competitive with relevant market conditions, when setting salaries and aggregate cash compensation we are mindful of the corresponding amounts of cash consideration of our peer group. However, we may set an individual officer’s salary and target bonus above or below median levels of our peer group, as determined to be appropriate by the Compensation Committee. We believe that this approach is sufficient to achieve our retention goals. For the achievement of performance goals above plan, our executives can earn aggregate cash consideration that is substantially above the median level of the peer group. We believe that this is appropriate because we adopt business plans that are a challenge for us to attain, and we believe that if our executives exceed the demanding targets in these plans they should be eligible to receive higher levels of compensation.
We view our compensation decisions as an exercise in paying competitive compensation, with desired performance goals, on an annual basis. Our cash compensation is not tied to performance beyond one year. Our equity awards vest over a period of time, and as such are impacted by the value of our common stock over the vesting period of the restricted stock. We do not take account of prior wealth accumulation by our executives from the receipt of cash on exercise or vesting of equity awards as we do not believe these prior period returns provide a significant motivation or retention benefit in the current period. Further, we do not set the compensation of our executives at any multiple or ratio to the compensation of other executives or employees. Our Compensation Committee has not adopted any formal or informal policies or guidelines for allocating compensation between long-term and immediate compensation, between cash and non-cash compensation, or among different forms of non-cash compensation, other than as described in this Compensation Discussion and Analysis for the manner in which we make restricted stock awards to executives.

Our Compensation Committee’s intent is to perform on a regular basis a strategic review of our executive officers’ overall compensation packages to determine whether they provide adequate incentives and motivation and whether they adequately compensate our executive officers relative to comparable officers in our peer group companies.

Base Salaries
Our Compensation Committee reviews the base salaries of our executives annually and may adjust an officer’s salary if it determines that such a change is merited on the basis of the officer’s personal performance and market conditions. As set forth in the “Summary Compensation” table below, the Compensation Committee approved 2017 salary increases for executive officers based on market conditions, individual performance of the executives, the Company’s growth and the Company’s increased complexity of operation.
Cash Incentive Plan
As noted above, one element of our cash compensation has been a performance-based incentive plan. In 2015, upon the recommendation of the Board and Compensation Committee, our stockholders approved a Cash Incentive Plan, or CIP, for the Company to preserve our ability to deduct “performance-based compensation” awards pursuant to Section 162(m) of the Internal Revenue Code of 1986. The 2017 CIP further described below, which is the performance-based cash incentive plan for 2017, was adopted pursuant to the CIP.

Maximum Bonus and Performance Goals

The 2017 CIP applied the same performance metrics, with the same weighting, as the 2016 CIP for our CEO and CFO. In both plans, the bonus opportunity for our CEO and CFO was based primarily on consolidated adjusted pre-tax earnings per share with a lesser weighting for consolidated revenue. For our CEO and CFO the target bonus for 2017 was weighted (i) at 80% for attainment of the consolidated pre-tax earnings per share contained in the Company’s 2017 business plan approved by the Board (“2017 Plan”) and (ii) at 20% for attainment of the consolidated revenue contained in the 2017 Plan.
For Mr. Noll, the Vice President and General Manager of our Neurology strategic business units (“SBUs”) and Mr. Traverso, who served through the first quarter of 2017 as the general manager of our Newborn care SBU, the target bonus under the 2017 CIP was based on the achievement of five metrics: (i) the consolidated pre-tax earnings per share contained in the 2017 Plan weighted at 15%, (ii) the consolidated revenue contained in the 2017 Plan weighted at 15% (iii) the pre-tax earnings per share of their respective strategic business units contained in the 2017 Plan weighted at 25%, (iv) the revenue of their SBUs contained in the 2017 Plan weighted at 25%, and (v) successful completion of discrete operational goals for their respective SBUs in 2017 weighted at 20%. These performance metrics were the same performance categories implemented in the 2016 CIP. Dr. Chung’s bonus was based on the achievement of the following three metrics: (i) the consolidated pre-tax earnings per share contained in the 2017 Plan weighted at 60%, (ii) the consolidated revenue contained in the 2017 Plan weighted at 20% and (iii) the successful completion of discrete operational goals weighted at 20%. These performance metrics were the same performance categories implemented in the 2016 CIP for Dr. Chung.
The target consolidated revenue for 2017 was $519,400,000.00. The target amount of consolidated non-GAAP EPS was $ 1.89. The 2017 CIP required as a threshold to the payment of cash bonuses to any executive officers that we achieve the non-GAAP EPS target at a minimum of the 85% level. Because it was clear that no bonus payments would be made for 2017 in light of our actual operating results, the actual adjustments to EPS were not calculated. Had it been necessary to determine adjusted EPS for 2017, the likely adjustments would have been to eliminate restructuring costs, costs of acquisitions, and remediation costs at the Company’s Seattle facility.
Target amounts for our named executive officers under the 2017 CIP were established as a percentage of the base salaries of the respective officers and were as follows:

Name:	($) Minimum Bonus	($) Target Bonus	($) Maximum Bonus
James B. Hawkins, Chief Executive Officer	400,000	800,000	1,600,00
Jonathan A. Kennedy, Senior Vice President Finance and Chief Financial Officer	156,000	312,000	624,000
Austin A. Noll, III, Vice President, General Manager, Neurology	90,000	180,000	360,000
Kenneth M. Traverso, Vice President, General Manager, Newborn Care (1)	82,500	165,000	330,000
D. Christopher Chung, M.D., Vice President Medical Affairs, Quality and Regulatory Affairs	60,000	120,000	240,000

(1) Mr. Traverso served as the general manager of our Newborn Care SBU, and as an executive officer, through the first quarter of 2017, following which time he continued as an employee.

Equity-Based Compensation Element
Equity-based compensation provides employees with a common interest with our stockholders to increase the value of our common stock. Equity awards are granted to employees, including our executive officers, in the form of restricted stock and restricted stock units. Equity grants help retain key employees because they typically cannot be fully exercised or are subject to a right of repurchase for four years. In addition, the four-year vesting schedule also helps focus our employees on long-term performance.
From 2006 until December 2014, we sought to achieve the equity portion of aggregate compensation through stock option grants and restricted stock awards, with each comprising approximately half of the value of the annual equity award. From December 2014 forward, the annual equity award is comprised solely of restricted stock awards.
Equity-based compensation is granted to an executive officer when the executive first joins us. Additional equity-based compensation may be granted in connection with a significant change in responsibilities. Further, we typically make annual equity awards to our executive officers. In making these awards our Compensation Committee applied the compensation philosophy discussed above. In particular, the Compensation Committee used equity awards to help to provide total annual compensation that was consistent with its goals for total compensation, to incent our executives to increase the per share value of the Company over the course of the vesting period of these awards and to provide a mechanism for the retention of the executives over the course of the vesting of the awards. The Compensation Committee’s procedure for timing of equity awards provides assurances that grant timing is not being manipulated to result in a price that is favorable to employees. In 2015, the Compensation Committee revised its practice with regard to the granting of equity awards to employees and did so at the beginning of the year in connection with its establishment of cash compensation. Previously, equity awards were made promptly following the annual meeting of stockholders, typically in June of each year. The exercise price for all option grants is the closing price on the last completed day of trading prior to the meeting of the Compensation Committee at which the options are granted.
In 2018 we revised the form of award agreement for our equity-based awards to provide that unvested awards would vest upon retirement if the employee had attained the age of 65 and had been continuously employed for at least 10 years. Our Compensation Committee elected to make this change because it sought to have the ability to continue to motivate employees to remain in our employ following the attainment of age 65, even if the employee might not otherwise be committed to working through the full customary vesting term. This provision applies to all recipients of equity awards made after the adoption of this change, including Executive Officers.

Employment Agreements and Change in Control Arrangements
We entered into employment agreements with Kenneth M. Traverso in November 2002 and D. Christopher Chung, M.D. in February 2003, both of which were amended in December 2008, and with James B. Hawkins in April 2004, which was amended in April 2008, December 2008, and April 2014. We entered into an employment agreement with Austin A. Noll, III on August 1, 2012 and Jonathan A. Kennedy on April, 11, 2013. In addition, with the exception of Mr. Hawkins and Mr. Kennedy, the other executives entered into Amended Employment Agreements with the Company in August, 2014. Other than Mr. Hawkins, the terms of these agreements are substantially the same. Upon termination of employment for cause, death, or disability, the executive will only be eligible for severance benefits, if any, in accordance with the Company’s established policies for all employees as then in effect, which consist primarily of short-term disability and group life insurance benefits.

Should an officer’s, other than Mr. Hawkins’ employment with us terminate for other than cause, death or disability, the officer shall be entitled to:

•
Receive continuing payments of severance pay, less applicable withholding taxes, at a rate equal to the officer’s then current base salary rate for a period of twelve months commencing with the latest payroll date that is also within 70 days from the date of “separation from service” (with earlier commencement possible only if in compliance with Section 409A of the Internal Revenue Code and with payments that would have been made on earlier payroll dates, but for this provision, cumulated and paid on such payroll date);

•
The immediate vesting and exercisability of any unvested stock options and of restricted stock, or other equity awards, which in the case of stock options would be exercisable for a period of 30 days after such termination; and

•
Continued payment by the Company of COBRA benefits through the lesser of (i) six to eighteen months from the effective date of such termination, (ii) the date upon which the officer and the officer’s eligible dependents become covered under similar plans, or (iii) the date the officer no longer constitutes a “Qualified Beneficiary”, as such term is defined in Section 4980B(g) of the Internal Revenue Code of 1986, as amended.

These agreements provide for the same severance benefits as above if the officer terminates his employment for “good reason” within 12 months following a change-in-control transaction, in which case the executive also is eligible to receive a cash payment equal to the amount of the officer’s target bonus in effect at the time of the change-in-control event occurs or the actual bonus at the time of the officer’s termination. Employment termination is for “good reason” if it follows a material reduction in the officer’s duties or responsibilities, a reduction in base salary, a material reduction in employee benefits, relocation of more than 35 miles from the officer’s present location, or the failure of a successor entity to assume the employment agreement. A change in control for such employment agreements is a transaction by which someone acquires more than 50% of the Company’s outstanding voting power, a change in the Board within a two-year period such that fewer than a majority are incumbent directors, a merger or consolidation following which the stockholders of the Company own 40% or less of the combined voting power of the Company or the surviving entity, or the sale of all or substantially all of the assets of the Company.
Should Mr. Hawkins’ employment with us terminate for other than cause, death or disability, Mr. Hawkins shall be entitled to:

•	Receive a lump sum payment due and payable within thirty (30) days after the date of separation, less applicable withholding taxes, equal to two times his then current base salary;

•
The immediate vesting of any unvested stock options, restricted stock, or other equity awards, which in the case of stock options would be exercisable for a period of 30 days after such termination; and

•
Continued payment by the Company of COBRA benefits through the lesser of (i) 18 months from the effective date of such termination, or (ii) the date upon which he or his eligible dependents become covered under similar plans

The agreement provides that if within twelve months of a change in control transaction Mr. Hawkins terminates his employment for “good reason” or is terminated without cause, then Mr. Hawkins will receive (i) a lump sum payment due and payable within thirty (30) days after the date of separation, less applicable withholding taxes, equal to two times the sum of (A) the greater of his then current base salary rate and his base salary rate in effect immediately prior to the change in control transaction and (B) the greater of 100% of his target bonus then in effect and 100% of his target bonus as in effect immediately prior to the change in control transaction; (ii) continued provision of COBRA or similar benefits through the lesser of twenty-four months or the date upon which Mr. Hawkins becomes covered under similar plans; and (iii) the immediate vesting of unvested stock options, restricted stock and other equity awards. Employment termination is for “good reason” if it follows a material reduction in the officer’s duties or responsibilities, a material reduction in base salary, a material reduction in employee benefits, relocation of more than 35 miles from the officer’s present location, or the failure of a successor entity to assume the employment agreement. A change in control for purposes of this employment agreement is a transaction by which someone acquires more than 50% of the Company’s outstanding voting power, a merger or consolidation following which the stockholders of the Company own 40% or less of the combined voting power of the Company or the surviving entity, stockholder approval of a plan to liquidate the Company, or the sale of all or substantially all of the assets of the Company.
To be eligible for termination benefits, all executives must comply with certain non-compete and non-solicitation provisions and retention is conditioned on execution of a release of claims.
The base salaries for our named executive officers for 2017 were as follows: James B. Hawkins, $820,000; Jonathan A. Kennedy, $490,000; Austin A. Noll, III, $370,000; Kenneth M. Traverso, $340,000; and D. Christopher Chung, M.D., $310,000.

We believe that these agreements appropriately balance our needs to offer a competitive level of severance protection to our executives and to induce our executives to remain in our employ through the potentially disruptive conditions that may exist around the time of a change in control, while not unduly rewarding executives for a termination of their employment. We note that our change in control terms include so-called “double trigger” provisions, so that the executive is not entitled to the severance payment by the mere occurrence of the change in control. This feature, we believe, will be an incentive to the executive to remain in the employ of the Company if such continuation is required by our partner in a change in control transaction.
Our 2011 Stock Awards Plan provides for the grant of options to purchase our common stock to employees, directors and consultants. Under the predecessor plan, prior to June 14, 2006, options granted to employees had a contractual term of ten years; options granted since June 14, 2006 have a contractual term of six years. The 2011 plan and the predecessor plan provide that after certain “change in control” events, including, for example, our merger with or into another corporation or the sale of all or substantially all of our assets, outstanding options may be assumed or equivalent options may be substituted, by the successor corporation. The plans provide that the plan administrator may provide that if an optionee’s options are assumed or substituted and the optionee’s status as our employee or employee of the successor corporation is terminated within 12 months other than by a voluntary resignation or termination for cause, the option may become fully exercisable. Further, if the successor corporation does not assume an outstanding option or substitute for it an equivalent option, the option becomes fully vested and exercisable.
For further detailed financial information concerning the severance and change in control arrangements with our executive officers, please see the tabular information contained in the section entitled “Potential Payments Upon Termination or Change in Control.”

Other Benefits
Executive officers are eligible to participate in all of our employee benefit plans, such as medical, dental, vision, group life, disability, and accidental death and dismemberment insurance, and our 401(k) plan, in each case on the same basis as other employees, subject to applicable law. We also provide vacation and other paid holidays to all employees, including our executive officers, which we intend to be comparable to those provided at peer companies.
Accounting Treatment
We account for equity compensation paid to our employees under ASC Topic 718 which requires us to estimate and record an expense over the service period of the award. Our cash compensation is recorded as an expense at the time the obligation is accrued. We structure the cash compensation element of our incentive compensation so that it is taxable to our executives at the time it becomes available to them. We currently intend that all cash compensation paid will be tax deductible by us. However, with respect to equity compensation awards, while any gain recognized by employees from nonqualified options granted at fair market value should be deductible, to the extent that an option constitutes an incentive stock option, gain recognized by the optionee will not be deductible if there is no disqualifying disposition by the optionee. In addition, if we grant restricted stock or restricted stock unit awards that are not subject to performance vesting, they may not be fully deductible by us at the time the award is otherwise taxable to employees.

Tax Deductibility of Executive Compensation
Section 162(m) of the Tax Code generally disallows public companies a tax deduction for federal income tax purposes of remuneration in excess of $1 million paid to certain executive officers.  While our Compensation Committee may consider the deductibility of awards as one factor in determining executive compensation, our Compensation Committee also looks at other factors in making its decisions and retains the flexibility to award compensation that it determines to be consistent with the goals of our executive compensation program even if the awards are not deductible by us for tax purposes.

Recent changes to Section 162(m) in connection with the passage of the Tax Cuts and Jobs Act repealed exceptions to the deductibility limit that were previously available for “qualified performance-based compensation” (including stock option grants, performance-based cash bonuses and performance-based equity awards, such as performance-based restricted stock units) effective for taxable years after December 31, 2017.  As a result, any compensation paid to certain of our executive officers in excess of $1 million following December 31, 2017 will be non-deductible. However, compensation payable pursuant to certain binding arrangements in effect on November 2, 2017 may qualify for transition relief afforded by the Tax Cuts and Jobs Act and remain deductible. Because of uncertainties in the interpretation and implementation of the changes to Section 162(m) in the Tax Cuts and Jobs Act, including the scope of the transition relief, we can offer no assurance of such deductibility.
Compensation Risk
The Compensation Committee regularly reviews the Company’s compensation policies and practices, including the risks created by the Company’s compensation plans. The Compensation Committee concluded that the compensation plans reflected the appropriate compensation goals and philosophy and that any risks arising from the Company’s compensation policies and practices are not reasonably likely to have a material adverse effect on the Company.

SUMMARY COMPENSATION TABLE

The following table sets forth information concerning compensation of our Chief Executive Officer, Chief Financial Officer, and the other three most highly compensated executive officers (the “named executive officers”), all of whom were serving as executive officers of the Company as of December 31, 2017, except for Mr. Traverso, who served as an executive officer through the first quarter of 2017, following which time he continued as an employee (1).

Name and Principal Position	Year	Salary	Stock Awards [3]	Option Awards [2]	Non-Equity Incentive Plan Compensation ($) [3]	All Other Compensation [4]	Total
James B. Hawkins Chief Executive Officer	2017 2016 2015	$820,000 750,000 700,000	$4,106,400 3,999,905 2,811,120	$-- -- --	$ 0 985,502 1,080,301	$6,144 6,064 7,522	$4,932,544 5,741,471 4,598,943
Jonathan A. Kennedy Senior Vice President Finance and Chief Financial Officer	2017 2016 2015	490,000 440,000 410,000	1,113,600 1,000,090 792,159	-- -- --	0 375,195 410,514	5,578 5,560 4,250	1,609,178 1,820,845 1,616,923
Austin A. Noll, III Vice President, General Manager, Neurology	2017 2016 2015	370,000 340,000 320,000	556,800 530,075 419,866	-- -- --	0 139,859 197,060	6,020 1,242 828	932,820 1,011,176 937,754
Kenneth M. Traverso Vice President, General Manager, Newborn Care	2017 2016 2015	340,000 330,000 310,000	501,120 500,045 225,000	-- -- --	0 225,229 156,055	7,124 7,072 4,319	848,244 1,062,346 945,008
D. Christopher Chung, M.D. Vice President Medical Affairs, Quality and Regulatory	2017 2016 2015	310,000 286,000 277,000	320,160 299,845 237,504	-- -- --	0 146,637 152,083	6,020 5,992 6,114	636,180 742,474 673,906

______________
(1) Each of the named executive officers has an Employment Agreement with us that provided for an initial base salary that is subject to subsequent review and to adjustments. These agreements provide that the executive’s employment with us is on an “at will” basis. These agreements also provide for certain payments and other benefits upon termination of employment in certain circumstances, as further described under “Employment Agreements and Change in Control Arrangements” in the “Compensation Discussion and Analysis” above, and in the “Potential Payments Upon Termination or Change in Control” section below.
(2) The amounts included in the “Stock Awards” and “Option Awards” columns represent the grant-date fair value of the awards on the date of grant, computed in accordance with ASC Topic 718, except that in the case of option awards, a forfeiture rate of zero percent has been used. The assumptions we use in calculating these amounts, other than the exclusion of the impact of estimated forfeitures, are discussed in Note 14-Share-Based Compensation of the Notes to our consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2017. See the “Grants of Plan Based Awards Table” for more information regarding the equity awards granted by the Company in 2017. Refer to the “Compensation Discussion and Analysis” above for a discussion of these awards.
(3) The amounts in this column reflect bonuses under our CIP for 2015 and 2016 that were paid in March 2016 and 2017. See the “Grants of Plan Based Awards Table” for more information regarding non-equity incentive plan compensation. Refer to the “Compensation Discussion and Analysis” above for a discussion of non-equity incentive plan compensation.
(4) The amounts included in the “All Other Compensation” column consist of matching contributions paid by the Company into our 401(k) plan on behalf of the named executive officers, the value of group life insurance benefits.

GRANTS OF PLAN BASED AWARDS - FISCAL 2017
This table discloses the actual numbers of stock options and restricted stock awards granted to our named executive officers in 2017 and the grant date fair value of these awards. It also captures the payouts under the Company’s 2017 Management EMIP.

Name	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards [1] Threshold Target Maximum ($)($)($)			All Other Stock Awards: Number of Shares of Stock or Units [2]	All Other Option Awards: Number of Securities Underlying Options	Exercise or Base Price of Option Awards ($/Share)	Grant Date Fair Value of Stock and Option Awards ($)[3]
Mr. Hawkins	1/2/2017	400,000	800,000	1,600,000	118,000			$4,106,400
Mr. Kennedy	1/2/2017	156,000	312,000	624,000	32,000			1,113,600
Mr. Noll	1/2/2017	90,000	180,000	360,000	16,000			556,800
Dr. Chung	1/2/2017	60,000	120,000	240,000	9,200			320,160
Mr. Traverso	1/2/2017	82,500	65,000	330,000	14,400			501,120
________________________
(1) Each of the named executive officers had a range of payouts targeted for 2017 non‑equity incentive compensation under our 2017 CIP based on the Company’s performance as described in “Compensation Discussion and Analysis” above.
(2) Each of the named executive officers received a grant of restricted shares in 2017 that vest as follows: 50% in January 2019, 25% in January 2020, and 25% in January 2021.
(3) Represents the grant date fair market value of restricted stock awards granted to the named executive officers in 2016 computed in accordance with ASC Topic 718. The assumptions we use in calculating these amounts are discussed in Note 14-Share Based Compensation of the Notes to our consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2017.

OUTSTANDING EQUITY AWARDS AT 2017 FISCAL YEAR-END

	Option Awards [1]				Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($) [3]
Mr. Hawkins	160,000 150,000 107,708	-- -- 2,292	10.69 14.34 22.50	06/07/2018[2] 06/03/2019[2] 01/01/2020[2]	181,455	6,931,581
Mr. Kennedy	31,345 16,767	-- 833	13.24 22.50	04/08/2019[2] 01/01/2020[2]	48,990	649,018
Mr. Noll	9,375 14,250 19,583	-- -- 417	11.92 14.34 22.50	06/07/2018[2] 02/14/2019[2] 01/01/2020[2]	24,950	953,090
Dr. Chung	15,358 16,000 13,708	-- -- 292	10.69 14.34 22.50	06/07/2018[2] 06/07/2019[2] 01/01/2020[2]	14,495	553,709
Mr. Traverso	36,000 30,000 19,583	-- -- 417	10.69 14.34 22.50	06/07/2018[2] 06/07/2019[2] 01/01/2020[2]	22,770	869,814
__________________
(1) Initial grants of options to the named executive officers upon employment vest 1/8th after the completion of six months of service with the remainder vesting ratably over the next 42 months. Subsequent grants of options vest ratably over a 48 month period.
(2) Options expire 6 years from the date of grant.

(3) Represents the value of these awards based on the closing price of our stock on December 30, 2017 of $38.20.

OPTION EXERCISES AND STOCK VESTED - FISCAL 2017
The following table sets forth certain information regarding options and stock awards exercised and vested, respectively, during 2017 for the named executive officers.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#) [1]	Value Realized on Vesting ($) [1]
Mr. Hawkins	—	—	148,705	5,425,244
Mr. Kennedy	—	—	53,990	2,009,868
Mr. Noll	—	—	24,700	895,565
Mr. Chung	12,642	407,333	14,795	537,519
Mr. Traverso	32,000	633,738	22,870	830,397

(1)	Represents the value of restricted stock awards that were granted on June 7, 2013, and January 1, 2014, and January 1, 2015, and January 4, 2016 that vested in 2017.

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL
Under the employment agreements between the Company and the named executive officers, upon termination of employment for cause, death or disability, the executive will only be eligible for severance benefits, if any, in accordance with the Company's established policies for all employees as then in effect. The table that follows reflects the amount of compensation due to our named executive officers if their employment is terminated for other than cause, death or disability, or their employment is terminated or the executive terminates his employment for good cause, following a change in control, as more fully described under “Employment Agreements and Change in Control Arrangements” in the “Compensation Discussion and Analysis” above. The amounts shown below assume that such termination or change in control event was effective as of December 31, 2017.  For a discussion of the amount of compensation due to our named executive officers if their employment is terminated without cause other than in connection with a change of control, see “Employment Agreements and Change in Control Arrangements” in the “Compensation Discussion and Analysis” above.

Name	Cash Severance Payment	Continuation of Medical and Welfare Benefits	Acceleration of Equity Awards [1]	Total Termination Benefits
Mr. Hawkins	$2,440,000	$42,030	$6,967,565	$9,449,595
Mr. Kennedy	810,000	38,543	1,884,496	2,773,039
Mr. Noll	550,000	38,543	959,637	1,548,180
Dr. Chung	430,000	38,543	558,293	1,026,836
Mr. Traverso	505,000	38,543	876,361	1,419,904
_________________

(1)
The amounts shown in the table represent the payments to which the officer is entitled for a termination following a change in control. For termination without cause other than in connection with a change of his control, his cash severance payment and other benefits are detailed in the “Employment Agreements and Change in Control Arrangements” Section, above.

PAY RATIO DISCLOSURE
Our ratio of the annual total compensation of our Chief Executive Officer to the median of the annual total compensation of all our employees (excluding our Chief Executive Officer) for 2017 is 90 to 1. We believe this ratio, which was calculated in a manner consistent with Item 402(u) of Regulation S-K, to be a reasonable estimate, based upon the assumptions and adjustments described below. As disclosed in the 2017 Summary Compensation Table, the annual total compensation for 2017 for our Chief

Executive Officer was $4,932,544. The annual total compensation for 2017 for our median employee was $55,061. In identifying the median employee under Item 402(u), reporting companies are permitted to use reasonable estimates, assumptions and methodologies based on their own facts and circumstances. As a result, the disclosure regarding the compensation of our median employee may not be directly comparable to similar disclosure by other reporting companies.
Calculation Methodology
We identified the employee with compensation at the median of the compensation of all of our employees (the “median employee”) by considering our employee population as of December 20, 2017 (the “employee population determination date”). We considered all individuals, excluding our Chief Executive Officer, who were employed by us on a world-wide basis (including our consolidated subsidiaries) on the employee population determination date, whether employed on a full-time, part-time, seasonal or temporary basis, including employees on a partial year leave of absence (our “employee population”), subject to the application of the “de minimis” exemption as described below.
The de minimis exemption allows us to exclude up to 5% of our total employees who are non-U.S. employees. Our total number of employees, including U.S. and non-U.S. employees as of the employee population determination date was 2,176, and we used this number to calculate the maximum number of employees excludable under the de minimis exemption. Accordingly, in identifying the median employee, we used the de minimis exemption to exclude the following numbers of employees who are employed in the following countries: Australia (12), Brazil (1), China (36), Spain (9), Finland (2), Hong Kong (3), India (2), Jordan (2), Lebanon (1), Mexico (2), Malaysia (1), Netherlands (3), Norway (2), New Zealand (1), Portugal (1), Sweden (4), Singapore (4) and South Africa (1).
Multiple consistently applied calculation measures (“CACM”) were reviewed before selecting base salary as the CACM for purposes of identifying the median employee. The employee compensation data under review reflects 2017 figures.
For employees paid other than in U.S. dollars, we converted their compensation to U.S. dollars using foreign exchange rates in effect on the employee population determination date. We did not make any cost-of-living adjustments for employees outside of the United States. For employees hired between January 1, 2017 and the employee population determination date, we calculated their cash compensation described above as if they had been employed for the entire measurement period.
We believe our methodology represents a CACM that strikes a balance in terms of administrative burden while consistently treating all the primary compensation components for our worldwide employee population.
Using this methodology, we identified the median employee who was in the sales department and based in the United States.
We calculated the annual total compensation for the median employee using the same methodology we use to calculate the amount reported for our named executive officers in the “Total” column of the Summary Compensation Table.

DIRECTOR COMPENSATION
Directors who are employees receive no additional compensation for serving on the Board or its committees. The table below discloses the annual compensation provided during the year ended December 31, 2017 to directors who are not employees:

Name	Fees Earned or Paid in Cash ($) [1]	Stock Awards ($) [2]	Option Awards ($) [2,3]	Total ($)
Mr. Gunst	166,000	149,468	--	312,985
Ms. Engibous[4]	88,775	149,468	--	235,760
Mr. Ludlum[5]	101,000	149,468	--	247,985
Mr. Moore[6]	95,549	149,468	--	242,534
Ms. Paul[7]	77,218	149,468	--	224,203

(1) For 2017, fees earned and paid in cash were based on the following retainer and payment schedule:
Board Retainer                    $60,000
Audit Committee Member Retainer            $15,000
Compensation Committee Member Retainer        $10,000
Nominating Committee Member Retainer        $5,000
Chairman of the Board                $75,000

Audit Chair Retainer                $20,000
Compensation Chair Retainer            $10,000
Nominating Chair Retainer            $7,500
Compliance Chair Retainer            $10,000
Compliance Committee Member Retainer        $10,000

(2) Represents the grant‑date fair market value of restricted stock awards granted to the directors in 2017 computed in accordance with ASC Topic 718. Assumptions we use in calculating these amounts, other than the exclusion of the impact of estimated forfeitures, are discussed in Note 14-Share-Based Compensation of the Notes to our consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2017.
(3) At December 31, 2017, Ms. Engibous had 18,000 options and 4,400 unvested restricted shares outstanding, Mr. Gunst had 18,000 options and 4,400 unvested restricted shares outstanding, Mr. Ludlum had 13,000 options and 4,400 unvested restricted shares outstanding, Mr. Moore had 13,000 options and 4,400 unvested restricted shares outstanding, and Ms. Paul had 4,400 unvested restricted shares outstanding.

(4) Compensation Committee Chair; also served as Nominating and Governance Committee Chair during 2017.

(5) Audit Committee Chair.

(6) Compliance Committee Chair; also served as Compensation Committee Chair during 2017.

(7) Nominating and Governance Committee Chair; also served as Compliance Chair during 2017.

REPORT OF THE COMPENSATION COMMITTEE OF THE BOARD OF DIRECTORS
Compensation Committee Report
The Compensation Committee of the Board of Natus has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management and, based on such review and discussions, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in this Proxy Statement.

Respectfully submitted by:
THE COMPENSATION COMMITTEE

DORIS E. ENGIBOUS, Chair
ROBERT A. GUNST
KENNETH E. LUDLUM

REPORT OF THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS
The Audit Committee is comprised of three directors who are independent under the applicable rules of the Nasdaq Stock Market and the Securities and Exchange Commission. The Audit Committee assists the Board in its oversight of the Company’s financial reporting process and administration of corporate policy in matters of accounting and control.
The Board has adopted a written Audit Committee Charter. As stated in the charter, management is responsible for the preparation, presentation and integrity of the Company’s financial statements. The Audit Committee has relied on (i) management’s representation that such financial statements have been prepared with integrity and objectivity and (ii) the report of the Company’s independent auditors with respect to such financial statements. The Company’s accounting and financial reporting principles and internal controls and procedures are designed to assure compliance with accounting standards and applicable laws and regulations.
The Audit Committee appoints the independent auditors and periodically reviews their performance and independence from management, and pre-approves all audit and non-audit services provided by the independent auditors. The Audit Committee functions as the liaison with the independent auditors, who are responsible for auditing the Company’s financial statements and expressing an opinion as to their conformity with accounting principles generally accepted in the United States. The Audit Committee meets with the independent auditors, with and without management present, to discuss the results of their examination, evaluations of the Company’s internal controls and the overall quality of the Company’s financial reporting.
In the performance of its oversight function, the Audit Committee has done the following:

•	Reviewed and discussed the audited financial statements contained in our Annual Report on Form 10-K for 2017 with management and the independent auditors;

•	Discussed with the independent auditors any matters required to be discussed by Auditing Standard No. 1301, Communication with Audit Committees;

•
Received and discussed the written disclosures and the letter from the independent auditors required by applicable requirements of the Public Company Accounting Oversight Board (United States) regarding the independent auditor’s communications with the Audit Committee concerning independence; and

•	Discussed with the independent auditors the firm’s independence.

Based upon the review and discussions described above, the Audit Committee recommended to the Board, and the Board has approved, that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2017, for filing with the Securities and Exchange Commission.

Respectfully submitted by:
THE AUDIT COMMITTEE

Kenneth E. Ludlum, Chair
Robert A. Gunst
William M. Moore

OTHER MATTERS
We know of no other matters to be submitted at the Annual Meeting, other than the Voce removal proposal and the Voce replacement proposal. If the Voce removal proposal and the Voce replacement proposal properly come before the Annual Meeting, any votes on the enclosed WHITE proxy card will have the same effect as an “AGAINST” vote on such proposals. If any other matters properly come before the Annual Meeting, it is the intention of the persons named in the enclosed WHITE proxy card to vote the shares they represent as the Board may recommend.
It is important that your shares be represented at the Annual Meeting, regardless of the number of shares you hold. You are therefore urged to vote via the internet or by phone or, if you have received a paper proxy card, to mark, sign, date, and return the proxy card as promptly as possible in the postage-prepaid envelope enclosed for that purpose.
If you have any questions or require any assistance with voting your shares, please contact our proxy solicitor at the telephone numbers or address set forth below:
Morrow Sodali LLC
509 Madison Avenue, Suite 1608
New York, New York 10022
Call Toll-Free 1-800-662-5200
BABY@morrowsodali.com

THE BOARD OF DIRECTORS OF
NATUS MEDICAL INCORPORATED

Appendix A

Supplemental Information Regarding Participants

The following tables (“Director and Nominees” and “Officers and Employees”) set forth the name and business address of our directors and nominees, and the name, present principal occupation, and business address of our officers and employees who, under the rules of the Securities and Exchange Commission, are considered to be participants in our solicitation of proxies from our stockholders in connection with our 2018 Annual Meeting of Stockholders (collectively, the “Participants”).

Directors and Nominees

The principal occupations of our continuing directors and nominees are set forth under the section titled “Proposal No. 1-Election of Directors” of this Proxy Statement. The name and business address of the organization of employment of our directors and nominees are as follow:

Nominees	Business Address
Doris E. Engibous	6701 Koll Center Parkway Suite 120, Pleasanton, CA 94566
Robert S. Weiss	6140 Stoneridge Mall Road, Suite 590, Pleasanton, CA 94588

Directors	Business Address
James B. Hawkins	6701 Koll Center Parkway Suite 120, Pleasanton, CA 94566
Robert A. Gunst	6701 Koll Center Parkway Suite 120, Pleasanton, CA 94566
Kenneth E. Ludlum	6701 Koll Center Parkway Suite 120, Pleasanton, CA 94566
Barbara R. Paul	6701 Koll Center Parkway Suite 120, Pleasanton, CA 94566
William Moore(1)	1212 Terra Bella Avenue, Mountain View, CA 94303

(1)
Mr. Moore’s term will expire as of the date of the Annual Meeting. Mr. Moore is currently is the Chief Executive Officer and President and Chairman of the board of directors of IRIDEX Corporation, a medical device company.

Officers and Employees

The principal occupations of our executive officers and employees who are considered Participants are set forth below. The principal occupation refers to such person’s position with the Company, and the business address for each person is 6701 Koll Center Parkway Suite 120, Pleasanton, CA 94566.

Executive Officers
James B. Hawkins, Chief Executive Officer
Jonathan A. Kennedy, Executive Vice President and Chief Financial Officer
Austin A. Noll, III, Vice President, General Manager, Neurology
D. Christopher Chung, M.D., Vice President Medical Affairs, Quality and Regulatory Affairs
Leslie McDonnell, Vice President and General Manager, Newborn Care
Carsten Buhl, President and CEO, Otometrics

Information Regarding Ownership of Company Securities by Participants

The number of shares of Natus Medical Incorporation held by our directors and named executive officers as of March 31, 2018, including the number of securities for which beneficial ownership may be acquired within 60 days of such date are set forth in the section titled “Security Ownership of Certain Beneficial Owners and Management” of this Proxy Statement.

The following table sets forth the number of shares held as of March 31, 2018, including the number of securities for which beneficial ownership may be acquired within 60 days of March 31, 2018, by our other employees who are deemed

Participants in our solicitation of proxies. Except as described in this Proxy Statement, shares of the Company’s Common Stock owned of record by each Participate are also beneficially owned by such Participant.

Participants	Total Beneficially Owned
Carsten Buhl	23,501
D. Christopher Chung, M.D.	181,731
Doris E. Engibous	34,750
Robert A. Gunst	63,850
James B. Hawkins	1,059,257
Jonathan A. Kennedy	156,533
Kenneth E. Ludlum	96,825
Leslie McDonnell	16,448
William M. Moore	131,962
Austin A. Noll, III	125,526
Barbara R. Paul	7,460
Robert S. Weiss	—

Information Regarding Transactions in the Company’s Securities by Participants

The following table sets forth information regarding purchases and sales of the Company’s securities by each Participant from May 1, 2016 through April 30, 2018. All transactions were in the public market or pursuant to our equity incentive plans. Each restricted stock unit (“RSU”) represents a contingent right to receive one share of our Common Stock. No part of the purchase price or market value of these securities is represented by funds borrowed or otherwise obtained for the purpose of acquiring or holding such securities.

Name	Transaction Date	Number of Shares	Transaction Description
Carsten Buhl	3/21/2018	23,501	RSU Grant
D. Christopher Chung, M.D.	8/15/2016	(3,782)	Restricted Stock Traded on Vesting
	1/1/2017	(3,290)	Restricted Stock Traded on Vesting
	1/1/2017	9,200	Restricted Stock Grant
	8/15/2017	(1,078)	Restricted Stock Traded on Vesting
	11/6/2017	12,642	Option Exercise
	11/6/2017	(12,642)	Sale
	12/31/2017	(3,799)	Restricted Stock Traded on Vesting
	1/2/2018	11,400	Restricted Stock Grant
Doris E. Engibous	6/2/2016	4,400	Restricted Stock Grant
	5/25/2017	5,000	Option Exercise
	5/25/2017	(5,000)	Sale
	6/22/2017	4,100	Restricted Stock Grant
Robert A. Gunst	6/2/2016	4,400	Restricted Stock Grant
	10/24/2016	(3,250)	Sale
	2/9/2017	5,000	Option Exercise
	2/9/2017	(5,000)	Sale
	6/22/2017	4,100	Restricted Stock Grant
	9/14/2017	(4,400)	Sale
James B. Hawkins	8/15/2016	(20,218)	Restricted Stock Traded on Vesting
	9/28/2016	10,000	Purchase
	10/27/2016	10,000	Purchase

	11/28/2016	709	ESPP purchase
	12/16/2016	10,000	Purchase
	1/1/2017	(27,730)	Restricted Stock Traded on Vesting
	1/1/2017	118,000	Restricted Stock Grant
	4/30/2017	357	ESPP purchase
	5/31/2017	6,000	Purchase
	6/15/2017	4,000	Purchase
	8/15/2017	(9,783)	Restricted Stock Traded on Vesting
	12/31/2017	(40,283)	Restricted Stock Traded on Vesting
	1/2/2018	111,300	Restricted Stock Grant
Jonathan A. Kennedy	10/24/2016	4,900	Option Exercise
	10/24/2016	(14,138)	Sale
	10/25/2016	9,905	Option Exercise
	10/25/2016	(16,138)	Sale
	1/1/2017	(9,428)	Restricted Stock Traded on Vesting
	1/1/2017	32,000	Restricted Stock Grant
	4/10/2017	(8,137)	Restricted Stock Traded on Vesting
	12/31/2017	(11,927)	Restricted Stock Traded on Vesting
	1/2/2018	34,100	Restricted Stock Grant
Kenneth E. Ludlum	2/17/2016	(6,625)	Sale
	6/2/2016	4,400	Restricted Stock Grant
	6/22/2017	4,100	Restricted Stock Grant
	3/2/2018	5,000	Option Exercise
	3/2/2018	(4,000)	Sale
Leslie McDonnell	2/12/2018	16,448	Restricted Stock Grant
William M. Moore	6/2/2016	4,400	Restricted Stock Grant
	3/2/2017	(5,000)	Sale
	3/10/2017	5,000	Option Exercise
	6/22/2017	4,100	Restricted Stock Grant
	8/14/2017	(3,000)	Sale
	11/13/2017	(5,000)	Sale
Austin A. Noll, III	8/15/2016	(2,094)	Restricted Stock Traded on Vesting
	9/6/2016	(3,100)	Restricted Stock Traded on Vesting
	1/1/2017	(4,516)	Restricted Stock Traded on Vesting
	1/1/2017	16,000	Restricted Stock Grant
	8/15/2017	(2,231)	Restricted Stock Traded on Vesting
	12/31/2017	(5,677)	Restricted Stock Traded on Vesting
	1/2/2018	15,800	Restricted Stock Grant
Barbara R. Paul	9/21/2016	3,360	Restricted Stock Grant
	6/22/2017	4,100	Restricted Stock Grant

PRELIMINARY PROXY CARD – SUBJECT TO COMPLETION

NATUS MEDICAL INCORPORATED

This proxy is solicited on behalf of the Board of Directors

Annual Meeting of Stockholders

[•] 2018 [•] AM

W H I T E P R O X Y

The stockholder(s) hereby appoint(s) James B. Hawkins and Jonathan A. Kennedy, or either of them, as proxies, each with the power to appoint his substitute, and hereby authorizes them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of Common stock of NATUS MEDICAL INCORPORATED that the stockholder(s) is/are entitled to vote at the Annual Meeting of Stockholders to be held on [•] 2018, at [•] a.m., Pacific Time, at [•], and any adjournment or postponement thereof.

This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors' recommendations.

Continued and to be signed on reverse side

SEE REVERSE SIDE

▲ TO VOTE BY MAIL, PLEASE DETACH HERE ▲

Important Notice Regarding the Availability of Proxy Materials for the [•]:
The Notice and Proxy Statement and Annual Report are available at [•]

NATUS MEDICAL INCORPORATED – WHITE PROXY CARD

Please mark vote as indicated in this example **X**

Your Board of Directors unanimously recommends a vote "FOR" both nominees proposed by your Board of Directors, "FOR" proposals 2 and 3 and "AGAINST" proposal 4 on the enclosed WHITE proxy card.

1. Doris E. Engibous
2. Robert S. Weiss

☐ FOR ALL ☐ ABSTAIN FOR ALL ☐ FOR ALL EXCEPT

NOTE: To abstain from voting for any individual nominee(s), mark "FOR ALL EXCEPT" and write the name of the nominee on the line below:

____

____
Date

____
Signature

____
Signature (Joint Owners)

Please sign and date this proxy card exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

PLEASE SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY USING THE ENCLOSED POSTAGE PAID ENVELOPE

▲ TO VOTE BY MAIL, PLEASE DETACH HERE ▲

TO AUTHORIZE YOUR PROXY
BY TELEPHONE OR INTERNET
QUICK ★ ★ ★ EASY ★ ★ ★ IMMEDIATE

Your telephone or internet proxy authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.

AUTHORIZE YOUR PROXY BY INTERNET: THE WEB ADDRESS IS **www.proxyvoting.com/[•]** You will be asked to enter a CONTROL NUMBER which is located in the lower right hand corner of this form.

AUTHORIZE YOUR PROXY BY PHONE: You will be asked to enter a CONTROL NUMBER which is located in the lower right hand corner of this form.

Call ★ ★ Toll Free ★ ★
1-800-[•]
There is NO CHARGE to you for this call

OPTION A: You are encouraged to review each proposal and select a voting choice before you submit your proxy. Please press 0 in order to vote on each proposal separately.

OPTION B: If you prefer not to select a voting choice with respect to each proposal you may press 1 to submit a proxy. If you select this option, your shares will be voted in accordance with the recommendations made by the Board of Directors.

Internet and Telephone voting is available through 11:59 PM Eastern Time on [•], 2018.

CONTROL NUMBER
for Telephone/Internet Proxy Authorization